UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Athersys, Inc.

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®

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

To Our Stockholders:

You are invited to attend the 2013 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc. to be held at the Marriott Hotel at Key Center, 127 Public Square, Cleveland, Ohio 44114 on Tuesday, June 18, 2013 at 8:00 a.m. Eastern Standard Time. We are pleased to enclose the notice of our Annual Meeting, together with a proxy statement, a proxy and an envelope for returning the proxy.

You are asked to: (1) elect the seven Directors nominated by the Board of Directors; (2) ratify the appointment of Ernst & Young LLP as Athersys, Inc.’s independent auditors for the fiscal year ending December 31, 2013; (3) approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock; (4) approve the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (Amended and Restated Effective June 18, 2013); (5) approve, on an advisory basis, named executive officer compensation; and (6) recommend, on an advisory basis, the frequency of nonbinding advisory votes on named executive officer compensation.

Your Board of Directors unanimously recommends that you vote “FOR” the election of each of the seven Director nominees named in the proxy statement; “FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2013; “FOR” the approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock; “FOR” the approval of the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (Amended and Restated Effective June 18, 2013); “FOR” the approval, on an advisory basis, of named executive officer compensation; and “EVERY YEAR” as the frequency of nonbinding advisory votes on named executive officer compensation.

Please carefully review the proxy statement and then complete and sign your proxy and return it promptly. If you attend the Annual Meeting and decide to vote in person, you may withdraw your proxy at the meeting. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the Unites States and Canada.

Your time and attention to this letter and the accompanying proxy statement and proxy are appreciated.

Sincerely,

/s/ Gil Van Bokkelen
Gil Van Bokkelen Chairman and Chief Executive Officer

April 29, 2013

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS ON

June 18, 2013

The 2013 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, will be held on Tuesday, June 18, 2013, at 8:00 a.m. Eastern Standard Time, at the Marriott Hotel at Key Center, 127 Public Square, Cleveland, Ohio 44114 for the following purposes:

(1)	To elect the seven Directors nominated by the Board of Directors;

(2)	To ratify the appointment of Ernst & Young LLP as Athersys, Inc.’s independent auditors for the fiscal year ending December 31, 2013;

(3)	To approve an amendment to our Certificate of Incorporation to increase the number of shares of authorized common stock;

(4)	To approve the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (Amended and Restated Effective June 18, 2013);

(5)	To approve, on an advisory basis, named executive officer compensation;

(6)	To recommend, on an advisory basis, the frequency of nonbinding advisory votes on named executive officer compensation; and

(7)	To consider any other matters that may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on Monday, April 22, 2013 are entitled to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ William Lehmann, Jr.
William Lehmann, Jr.
Secretary

April 29, 2013

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the Unites States and Canada.

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2013

The 2013 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, which we refer to as Athersys or the Company, will be held on Tuesday, June 18, 2013, at 8:00 a.m. Eastern Standard Time, at the Marriott Hotel at Key Center, 127 Public Square, Cleveland, Ohio 44114.

This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Company, which we refer to as the Board, of proxies to be used at the Annual Meeting. This proxy statement and the related proxy card are being mailed to stockholders commencing on or about May 3, 2013.

Stockholders of record of the Company at the close of business on Monday, April 22, 2013, will be entitled to vote at the Annual Meeting. On that date, 55,854,763 shares of common stock, par value $0.001 per share, of the Company, which we refer to as Common Stock, were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as “broker non-votes,” as described below, will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

Required Vote, Abstentions, Broker Non-Votes and Related Matters. Brokers or other nominees who hold shares of Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of other matters which are “non-routine,” without specific instructions from the beneficial owner. The number of votes required and the treatment of abstentions and broker non-votes for each proposal are described below.

Proposal One—Election of Directors is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. The nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, withheld votes and broker non-votes will have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. Stockholders have no right to cumulative voting as to any matter, including the election of Directors.

Proposal Two—Ratification of the Appointment of Ernst & Young LLP as Independent Auditors for the Fiscal Year Ending December 31, 2013 is considered to be a “routine” matter. Accordingly, we do not expect “broker non-votes” on this proposal. The affirmative vote of the holders of a majority of the shares cast, in person or by proxy, is necessary for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2013. Abstentions will have no effect on this proposal as abstentions will not be counted in determining the number of votes cast. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2013 is not binding on the Company.

Proposal Three – Amendment of the Company’s Certificate of Incorporation to Increase the Number of Shares of Authorized Common Stock is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. Under the General Corporation Law of the State of Delaware, the approval of this proposal requires the affirmative vote of the majority of the shares of Common Stock outstanding and entitled to vote on such proposal at the Annual Meeting. Abstentions and broker non-votes will have the effect of votes “against” the proposal.

Proposal Four—Approval of the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (Amended and Restated Effective June 18, 2013) is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. Approval of this proposal requires the affirmative vote of the majority of the votes cast, in person or by proxy, on such proposal at the Annual Meeting. Under the Company’s bylaws, abstentions and broker non-votes will have no effect on this proposal as they will not be counted in determining the number of votes cast.

Proposal Five—Advisory Vote on Named Executive Compensation is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. Approval of this proposal requires the affirmative vote of the majority of the votes cast, in person or by proxy, on such proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect on this proposal as they will not be counted in determining the number of votes cast.

Proposal Six—Advisory Vote on the Frequency of the Stockholder Vote on Named Executive Officer Compensation is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. The frequency of the stockholder advisory vote on named executive officer compensation receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on this proposal.

The shares of Common Stock represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares of Common Stock represented by such proxies received will be voted: (i) for the election of each of the seven Director nominees named in this proxy statement; (ii) for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2013; (iii) for the approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock; (iv) for the approval of the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (Amended and Restated Effective June 18, 2013); (v) for the approval, on an advisory basis, of named executive officer compensation; (vi) “EVERY YEAR” as the frequency of nonbinding advisory votes on named executive officer compensation; and (vii) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters that properly come before the Annual Meeting.

Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, you may revoke the proxy at any time prior to its exercise either by giving written notice to the Company or by submission of a later-dated proxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board currently consists of the following seven Directors, Gil Van Bokkelen, Lee E. Babiss, John J. Harrington, Ismail Kola, Lorin J. Randall, Kenneth H. Traub and Jack L. Wyszomierski, and their current term of office will expire at the Annual Meeting. At each annual stockholders’ meeting, Directors are elected for a one-year term and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled by a majority vote of the remaining Directors then in office.

At the Annual Meeting, seven Directors are to be elected to hold office for a term of one year and until their successors are elected and qualified. The Board recommends that its nominees for Director be elected at the Annual Meeting. The nominees are Gil Van Bokkelen, Lee E. Babiss, John J. Harrington, Ismail Kola, Lorin J. Randall, Kenneth H. Traub and Jack L. Wyszomierski.

If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board may recommend. Information regarding the nominees for Director is set forth below.

Gil Van Bokkelen, 52. Dr. Van Bokkelen has served as our Chief Executive Officer and Chairman since August 2000. Dr. Van Bokkelen co-founded Athersys, Inc. in 1995 and served as Chief Executive Officer and Director since the Company’s founding. Prior to May 2006, he also served as the Company’s President. Dr. Van Bokkelen served as the Chairman of the Alliance for Regenerative Medicine from 2010 through 2012, a Washington D.C. based consortium of companies, patient advocacy groups, disease foundations, and clinical and research institutions that are committed to the advancement of the field of regenerative medicine, and now serves ex officio. He is also the Chairman of the Board of Governors for the National Center for Regenerative Medicine, and has served on a number of other boards, including the Biotechnology Industry Organization’s ECS board of directors (from 2001 to 2004, and from 2008 to present). He received his Ph.D. in Genetics from Stanford University, his B.A. in Economics from the University of California at Berkeley, and his B.A. in Molecular Biology from the University of California at Berkeley. Dr. Van Bokkelen brings to the Board leadership, extensive business, operating, financial and scientific experience, and tremendous knowledge of our Company and the biopharmaceutical industry. Dr. Van Bokkelen also brings his broad strategic vision for our Company to the Board of Directors and his service as the Chairman and Chief Executive Officer of Athersys creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on the business. In addition, having the Chief Executive Officer, and Dr. Van Bokkelen, in particular, on our Board of Directors provides our Company with ethical, decisive and effective leadership.

Lee E. Babiss, 57. Dr. Babiss has served as a Director since August 2010. Dr. Babiss is currently Chief Scientific Officer and Executive Vice President of Discovery Innovation of PPD, Inc., a contract research organization, where he has served since February 2010, and Chief Executive Officer of X-Rx, a majority-owned subsidiary of PPD, Inc., providing strategic direction and scientific leadership in support of drug discovery. Dr. Babiss was formerly President and Director of Global Pharmaceutical Research at Roche, a pharmaceutical company, from 1998 until his appointment at PPD, Inc. Prior to Roche, Dr. Babiss spent seven years with Glaxo, Inc., now GlaxoSmithKline, a pharmaceutical company, where he held senior positions, including Vice President of Biological Sciences and Genetics. Dr. Babiss received his doctorate in Microbiology from Columbia University and completed his postdoctoral fellowship at the Rockefeller University, where he served as an assistant and associate professor. Dr. Babiss has received numerous fellowship awards and grants and serves on several scientific advisory committees and boards. Dr. Babiss has published over 60 peer-reviewed scientific papers. Dr. Babiss’ brings over 20 years of experience developing and leading research and development programs. His strategic leadership and product development knowledge provide a valuable perspective to the Board.

John J. Harrington, 45. Dr. Harrington co-founded Athersys in 1995 and has served as our Chief Scientific Officer, Executive Vice President and Director since our founding. Dr. Harrington led the development of the RAGE® technology, as well as its application for gene discovery, drug discovery and commercial protein production applications. He is a listed inventor on over 20 issued or pending United States patents, has authored numerous scientific publications, and has received numerous awards for his work, including being named one of the top international young scientists by MIT Technology Review in 2002. Dr. Harrington has overseen the therapeutic product development programs at Athersys since their inception, and is also focused on the clinical development and manufacturing of MultiStem®. During his career, he has also held positions at Amgen and Scripps Clinic. He received his B.A. in Biochemistry and Cell Biology from the University of California at San Diego and his Ph.D. in Cancer Biology from Stanford University. Dr. Harrington’s scientific experience and deep understanding of our Company, combined with his drive for innovation and excellence, position him well to serve on the Board of Directors.

Ismail Kola, 56. Dr. Kola has served as a Director since October 2010. Dr. Kola is currently Executive Vice President of UCB S.A. in Belgium, a biopharmaceutical company dedicated to the development of innovative medicines focused on the fields of central nervous system and immunology disorders, and President of UCB New Medicines, UCB’s discovery research through proof-of-concept organization, since November 2009. Dr. Kola was formerly Senior Vice President, Discovery Research and Early Clinical Research & Experimental Medicine at Schering-Plough Research Institute, the pharmaceutical research arm of Schering-Plough Corporation, a pharmaceutical company, and Chief Scientific Officer at Schering-Plough Corporation, from March 2007 until his appointment at UCB. Prior to Schering-Plough, Dr. Kola held senior positions from January 2003 to March 2007 at Merck, a pharmaceutical company, where he was Senior Vice President and Site Head, Basic Research. From 2000 to 2003, Dr. Kola was Vice President, Research, and Global Head, Genomics Science and Biotechnology, at Pharmacia Corporation, a pharmaceutical company. Prior to his position with Pharmacia, Dr. Kola spent 15 years as Professor of Human Molecular Genetics and was Director of the Centre for Functional Genomics and Human Disease at Monash Medical School in Australia. Dr. Kola received his Ph.D. in Medicine from the University of Cape Town, South Africa, his B.Sc. from the University of South Africa, and his B.Pharm. from Rhodes University, South Africa. Dr. Kola currently serves on the boards of directors of Astex Therapeutics (NASDAQ: ASTX) since May 2010, Biotie Therapies (and previously Synosia who merged with Biotie) since February 2011, and previously served on the board of directors of Ondek Pty Ltd from 2009 to 2011, and Promega Corporation from 2003 to 2007. Dr. Kola has authored 160 technical publications in scientific and medical journals and is the named inventor on at least a dozen patents. Dr. Kola holds Adjunct Professorships of Medicine at Washington University in St. Louis, Missouri, and Monash University Medical School; a Foreign Adjunct Professorship at the Karolinska Institute in Stockholm, Sweden; and was elected William Pitt Fellow at Pembroke College, Cambridge University, United Kingdom in 2008. Dr. Kola has also been appointed a Visiting Professor at Oxford University, Nuffield School of Medicine, Oxford UK, since September 2012. For more than 20 years, Dr. Kola has created a bridge between the scientific and academic worlds though various projects funded by renowned institutes, and Dr. Kola’s experience and leadership in taking numerous drugs from the research stage to market or late stage development brings a unique and valuable perspective to our Board.

Lorin J. Randall, 69. Mr. Randall has served as a Director since September 2007. Mr. Randall is an independent financial consultant and previously was Senior Vice President and Chief Financial Officer of Eximias Pharmaceutical Corporation, a development-stage drug development company, from 2004 to 2006. From 2002 to 2004, Mr. Randall served as Senior Vice President and Chief Financial Officer of i-STAT Corporation, a publicly-traded manufacturer of medical diagnostic devices that was acquired by Abbott Laboratories in 2004. From 1995 to 2001, Mr. Randall was Vice President and Chief Financial Officer of CFM Technologies, Inc., a publicly-traded manufacturer of semiconductor manufacturing equipment. Mr. Randall currently serves on the boards of directors of Acorda Therapeutics, Inc. (NASDAQ: ACOR) since 2006, where he serves as chairman of the audit committee and is a member of the compensation and nominations and governance committees, Nanosphere, Inc. (NASDAQ: NSPH) since 2008, where he serves as chairman of the audit committee, and Tengion, Inc. (OTCQB: TNGN) since 2008, where he serves as chairman of the audit committee and a member of the compensation committee. He previously served on the board of directors of Opexa Therapeutics, Inc. (NASDAQ: OPXA) from 2007 to 2009, where he served as chair of the audit committee. Mr. Randall received a B.S. in accounting from The Pennsylvania State University and an M.B.A. from Northeastern University. Mr. Randall’s strong financial and human resources background and his service on the audit and compensation committees of other companies provides expertise to the Board, including an understanding of financial statements, compensation policies and practices, corporate finance, developing and maintaining effective internal controls, accounting, employee benefits, investments and capital markets. These qualities also formed the basis for the Board’s decision to appoint Mr. Randall as chairman of the Audit Committee and the Compensation Committee.

Kenneth H. Traub, 51. Mr. Traub has served as a Director since June 2012. Mr. Traub is currently the President and Chief Executive Officer of Ethos Management LLC since 2009, a private consulting and investment firm that specializes in investing in and advising undervalued companies to execute strategies to build and unlock stockholder value. Mr. Traub served as President, Chief Executive Officer and director of American Bank Note Holographics, Inc., or ABNH, a global leader in product and document security, from 1999 until its sale in 2008 to JDS Uniphase Corporation, or JDSU, a provider of optical products and measurement solutions for the communications industry. Mr. Traub managed the turnaround, growth and sale of ABNH, and under his leadership, ABNH’s stockholders achieved a gain exceeding 1000 percent. Following the sale of ABNH, Mr. Traub served as Vice President of JDSU in 2008. In 1994, Mr. Traub co-founded Voxware, Inc., a pioneer in ‘Voice over IP’ communication technologies and acted as its Executive Vice President, Chief Financial Officer and director until June 1998. Prior to Voxware, he was Vice President of Finance of Trans-Resources, Inc. Mr. Traub currently serves on the boards of the following publicly traded companies: (i) MRV Communications, Inc. (OTC: MRVC) since November 2011 and as Chairman since January 2012, where he is a member of the audit committee, compensation committee and nominating and governance committee; (ii) iPass Inc. (NASDAQ: IPAS) since June 2009, where he is a member of the compensation committee and corporate governance and nominating committee; (iii) DSP Group, Inc. (NASDAQ: DSPG) since May 2012; and (iv) Vitesse Semiconductor Corp. (NASDAQ: VTSS) since March 2013, where he is a member of the compensation committee. Mr. Traub also served on the board of Phoenix Technologies Ltd. (NASDAQ:PTEC) from November 2009 through its sale in December 2010, where he was a member of the audit committee and compensation committee, and served on the board of MIPS Technologies, Inc. (NASDAQ: MIPS) from November 2011 through its sale in February 2013, where he was a member of the audit and governance committee. Mr. Traub received a Master’s in Business Administration from Harvard Business School in 1988 and a Bachelor of Arts degree from Emory University in 1983. As a director for Athersys, Mr. Traub contributes his extensive experience and expertise in managing and growing companies to maximize shareholder value.

Jack L. Wyszomierski, 57. Mr. Wyszomierski has served as a Director since June 2010 and is currently retired. From 2004 until his retirement in June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier and distributor of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2004, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a pharmaceutical company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc., a distributor of economic data. Mr. Wyszomierski currently serves on the board of directors of Xoma Corporation (NASDAQ: XOMA) since 2010, where he also serves as chairman of the compensation committee and as a member of the audit committee, Unigene Laboratories, Inc. (OTC: UGNE) since 2012, where he serves as chairman of the audit committee, and Exelixis, Inc. (NASDAQ: EXEL) since 2004, where he serves as chairman of the audit committee. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Mr. Wyszomierski’s extensive financial reporting, accounting and finance experience and his service on the audit committees of other public companies, as well as his experience in the healthcare and life sciences industries, provides financial expertise to the Board, including an understanding of financial statements, corporate finance, developing and maintaining effective internal controls, accounting, investments and capital markets.

The Board unanimously recommends that stockholders vote FOR the election of each of the seven Director nominees named in this proxy statement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

The Board reviews the independence of each Director at least annually. During these reviews, the Board will consider transactions and relationships between each Director (and his or her immediate family and affiliates) and the Company and our management to determine whether any such transactions or relationships are inconsistent with a determination that the Director was independent. The Board conducted its annual review of Director independence to determine if any transactions or relationships exist that would disqualify any of the individuals who serve as a Director under the rules of the NASDAQ Capital Market or require disclosure under Securities and Exchange Commission, or SEC, rules. Based upon the foregoing review, the Board determined the following individuals are independent under the rules of the NASDAQ Capital Market: Lee E. Babiss, Ismail Kola, Lorin J. Randall, Kenneth H. Traub and Jack L. Wyszomierski. Currently, we have two members of management who also serve on the Board: Dr. Van Bokkelen, who is also our Chairman and Chief Executive Officer, and Dr. Harrington, who is our Executive Vice President and Chief Scientific Officer. Neither Dr. Van Bokkelen nor Dr. Harrington is considered independent under the independence rules of the NASDAQ Capital Market.

Board Meetings

The Board held nine meetings during fiscal year 2012. All of the Directors attended at least 75% of the total meetings held by the Board of Directors and by all committees on which he served during fiscal year 2012.

Attendance at Annual Meeting

Although the Company does not have a policy with respect to attendance by the Directors at the Annual Meeting, Directors are encouraged to attend. The Company held an annual meeting of stockholders last year, which was attended by six of the seven Directors.

Committees

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominations and Corporate Governance Committee. The Board of Directors has adopted a written charter for each of its committees. These charters, as well as our Code of Business Conduct and Ethics, are posted and available under the Investor page on our website at www.athersys.com. Stockholders may request copies of these corporate governance documents, free of charge, by writing to Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115, Attention: Corporate Secretary.

Audit Committee

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related-party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K. The current members of the Audit Committee are Lorin J. Randall, Kenneth H. Traub and Jack L. Wyszomierski. The Board of Directors has determined that each of Mr. Randall, Mr. Traub and Mr. Wyszomierski is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, and an “independent director,” as defined in the NASDAQ listing standards. The Audit Committee held five meetings during fiscal year 2012.

Compensation Committee

The Compensation Committee is responsible for, among other things, annually reviewing and recommending to the Board of Directors the salaries and other compensation, including stock incentives, of our executive officers, including our Chief Executive Officer. The Compensation Committee is also responsible for reviewing and recommending to the Board of Directors, with guidance from independent compensation consultants, as appropriate, the compensation of our non-employee Directors, engaging and determining the fees of compensation consultants, if any, and overseeing regulatory compliance with respect to compensation matters. The Compensation Committee reviews and recommends corporate goals and objectives relevant to the compensation of the executive officers and evaluates the performance of the executive officers in light of those corporate goals and objectives. The Compensation Committee also considers the duties and responsibilities of the executive officers and recommends to the Board of Directors the compensation levels for those executive officers based on those evaluations and any other factors as it deems appropriate. In recommending incentive compensation, the Compensation Committee also considers the Company’s performance and relative stockholder return, the value of similar awards to executive officers of comparable companies, and the awards given to the Company’s executive officers in past years. The current members of the Compensation Committee are Lorin J. Randall, Lee E. Babiss and Jack L. Wyszomierski. The Compensation Committee held three meetings during fiscal year 2012.

Nominations and Corporate Governance Committee

The Nominations and Corporate Governance Committee is responsible for, among other things, evaluating and recommending to the Board of Directors qualified nominees for election as Directors and qualified Directors for committee membership, as well as developing and recommending to the Board corporate governance principles applicable to the Company. The current members of the Nominations and Corporate Governance Committee are Lee E. Babiss, Lorin J. Randall and Jack L. Wyszomierski. The Nominations and Corporate Governance Committee held one meeting during fiscal year 2012.

The Nominations and Corporate Governance Committee shall identify individuals qualified to become members of the Board of Directors and recommend candidates to the Board to fill new or vacant positions. Except as may be required by rules promulgated by NASDAQ or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In recommending candidates, the Nominations and Corporate Governance Committee considers such factors as it deems appropriate, consistent with criteria approved by the Board of Directors. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, experience in corporate governance, experience in business and human resource management, the interplay of the candidate’s experience with the experience of other members of the Board of Directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the Board. When considering diversity, the Nominations and Corporate Governance Committee considers the breadth and diversity of experience brought by the various nominees for Director in functional areas including pharmaceutical, capital markets, biotechnology, clinical and financial. The Nominations and Corporate Governance Committee recommends candidates to the Board of Directors based on these factors and also considers possible conflicts of interest when making its recommendations to the Board.

The Nominations and Corporate Governance Committee also has used an independent search firm in identifying candidates, as needed and routinely identifies potential Director candidates for us. The search firm has performed initial screenings of candidates, prepared candidate biographies, evaluated candidates’ credentials and conducted reference checks.

The Nominations and Corporate Governance Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as our Directors, provided that the stockholder delivers written notice to the Secretary of the Company, which contains the following information:

•	the name and address of the stockholder and each Director nominee;

•	a representation that the stockholder is entitled to vote and intends to appear in person or by proxy at the meeting;

•	a description of any and all arrangements or understandings between the stockholder and each nominee;

•	such other information regarding the nominee that would have been required to be included by the SEC in a proxy statement had the nominee been named in a proxy statement;

•	a brief description of the nominee’s qualifications to be a Director; and

•	the written consent of the nominee to serve as a Director if so elected.

The Nominations and Corporate Governance Committee evaluates candidates proposed by stockholders, if any, using the same criteria as for other candidates not nominated by stockholders.

Board Leadership Structure

We operate in a complex, dynamic industry. Therefore, the Board of Directors believes that our Chief Executive Officer is the most appropriate person to serve as our Chairman because he possesses in-depth knowledge of the issues, opportunities and challenges facing our business. Because of this knowledge and insight, he is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Chairman, our Chief Executive Officer is able to:

•	focus the Board on the most significant strategic goals and risks of our businesses;

•	utilize the individual qualifications, skills and experience of the other members of the Board in order to maximize their contributions to the Board;

•	ensure that each other member of the Board has sufficient knowledge and understanding of our businesses to enable him to make informed judgments; and

•	facilitate the flow of information between the Board and management of the Company.

The Board of Directors believes that the combined role of Chairman and Chief Executive Officer promotes strategic development and execution of our business strategies, which is essential to effective governance. The Board of Directors has chosen not to appoint a “lead director,” but instead uses executive sessions of the independent Directors, as necessary. In addition, the committees of the Board are comprised solely of independent Directors. We believe that shared leadership responsibility among the independent Directors, as opposed to a single lead director, results in increased engagement of the Board as a whole, and that having a strong, independent group of Directors fully engaged is important for good governance.

The Board’s Role in Risk Oversight

The Board oversees the risk management of the Company. The full Board of Directors, as supplemented by the appropriate board committee in the case of risks that are overseen by a particular committee, reviews information provided by management in order for the Board to oversee its risk identification, risk management and risk mitigation strategies. The Board committees assist the full Board’s oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our Compensation Committee oversees risks related to our executive compensation plans and arrangements, our Audit Committee oversees the financial reporting and control risks, and our Nominations and Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Each committee reports on these discussions of the applicable relevant risks to the full Board during the committee reports portion of each Board meeting, as appropriate. The full Board incorporates the insight provided by these reports into its overall risk management analysis. We believe that the Board leadership structure complements our risk management structure because it allows our independent directors, through independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Certain Relationships and Related Person Transactions

We give careful attention to related person transactions because they may present the potential for conflicts of interest. We refer to “related person transactions” as those transactions, arrangements, or relationships in which:

•	we were, are or are to be a participant;

•	the amount involved exceeds $120,000; and

•

any of our Directors, Director nominees, executive officers or greater-than five percent stockholders (or any of their immediate family members) had or will have a direct or indirect material interest.

To identify related person transactions in advance, we rely on information supplied by our executive officers, Directors and certain significant stockholders. We maintain a comprehensive written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by us. The Audit Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interest of the Company and its stockholders. No related person transactions occurred in fiscal 2012 that required a review by the Audit Committee.

In November 2011, we entered into a purchase agreement with Aspire Capital Fund, LLC, or Aspire Capital, which provides that Aspire Capital is committed to purchase up to an aggregate of $20.0 million of shares of our Common Stock over a two-year term, subject to our election to sell any such shares and the terms and conditions set forth, therein. As part of the purchase agreement, Aspire Capital made an initial investment of $1.0 million in us through the purchase of 666,667 shares of our Common Stock at $1.50 per share and received 266,667 additional shares as compensation for its commitment. As a result of this transaction, combined with shares of our Common Stock that Aspire Capital held prior to the November 2011 transaction, Aspire Capital became one of our larger stockholders, owning more than 5% of our shares of our Common Stock outstanding upon completion of the transaction.

In our March 2012 private placement, Aspire Capital purchased an additional 966,184 shares of Common Stock and five-year warrants to purchase 966,184 shares of Common Stock with an exercise price of $2.07 per share. The securities were sold in multiples of a fixed combination of one share of Common Stock and a warrant to purchase one share of Common Stock at an offering price of $2.07 per fixed combination, for a total purchase price to Aspire Capital of approximately $2.0 million. Also, in our October 2012 public offering, Aspire Capital purchased an additional 750,000 shares of Common Stock for a total purchase price to Aspire Capital of approximately $0.8 million. As a result of our October 2012 public offering and in accordance with the antidilution provisions of the March 2012 warrants, we sought and obtained stockholder approval in February 2013 to reduce the exercise price of the March 2012 warrants to $1.01 per share. In 2012, we sold an additional 800,000 shares to Aspire Capital pursuant to the purchase agreement at an average price of $1.57 per share. As of April 22, 2013, we sold an additional 2,498,305 shares to Aspire Capital in 2013 pursuant to the purchase agreement at an average price of $1.69 per share.

Communications with Directors

Information regarding how our stockholders and other interested parties may communicate with the Board of Directors as a group, with the non-management Directors as a group, or with any individual Director is included on the Investors page under “Corporate Governance” — “Contact the Board” on our website at www.athersys.com.

Compensation Committee Interlocks and Insider Participation

In 2012, none of our Directors was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent auditors of the Company to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2013. During fiscal year 2012, Ernst & Young LLP examined the financial statements of the Company and its subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Although stockholder approval of this appointment is not required by law or binding on the Audit Committee, the Board believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young LLP as the Company’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP.

It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the votes cast, in person or by proxy, is necessary for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2013. Abstentions will have no effect on this proposal as abstentions will not be counted in determining the number of votes cast. As this proposal is considered to be a “routine” matter, we do not expect “broker non-votes” on this proposal. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2013 is not binding on the Company.

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2013.

Principal Accountant Fees and Services

Audit Fees. Fees paid to Ernst & Young LLP for the audit of the annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K, for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q, and for services related to registration statements were $500,400 for the fiscal year ended December 31, 2012 and $540,039 for the fiscal year ended December 31, 2011. The decrease related primarily to services for registration statements filed in 2011.

Audit-Related Fees. Fees paid to Ernst & Young LLP for audit-related services were $3,100 for 2011, and there were no fees paid to Ernst & Young LLP for audit-related services in 2012.

Tax Fees. Fees paid to Ernst & Young LLP associated with tax compliance and tax consultation were $25,000 for each of the fiscal years ended December 31, 2012 and 2011.

All Other Fees. There were no other fees paid to Ernst & Young LLP in 2012 or 2011.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a formal policy on auditor independence requiring the pre-approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services.

For the fiscal year ended December 31, 2012, 100% of the services described above were pre-approved by the Audit Committee in accordance with the Company’s formal policy on auditor independence.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of at least three Directors who are independent and operates under a written Audit Committee charter adopted and approved by the Board. The Audit Committee annually selects the Company’s independent auditors. The written charter of the Audit Committee is posted and available under the Investor page on our website at www.athersys.com.

Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young LLP, the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to provide oversight to these processes.

In fulfilling its oversight responsibility, the Audit Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Audit Committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Audit Committee’s oversight assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or the audited financial statements are presented in accordance with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP the audited financial statements of the Company for the year ended December 31, 2012. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Oversight Board in Rule 3200T.

The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP such independent auditors’ independence. The Audit Committee has also considered whether Ernst & Young LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Audit Committee

Board of Directors

Lorin J. Randall

Kenneth H. Traub

Jack L. Wyszomierski

PROPOSAL THREE

AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

In April 2013, the Board approved, subject to receiving the approval of the holders of a majority of the outstanding Common Stock, an amendment to our Certificate of Incorporation to increase the total number of shares of authorized Common Stock from 100,000,000 to 150,000,000 shares. The proposed amendment is incorporated into “Section 1. Authorization of Shares” of our Certificate of Incorporation, a copy of which is set forth on Appendix A to this proxy statement and marked to show the proposed changes to the existing “Section 1. Authorization of Shares” of the Certificate of Incorporation.

The terms of the newly authorized shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. The authorization of additional shares of Common Stock will not alter the current number of issued shares. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of any newly authorized shares of Common Stock will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of Common Stock. Depending upon the circumstances under which newly authorized shares of Common Stock are issued, Stockholders may experience a reduction in stockholders’ equity per share and voting power. The relative rights and limitations of the shares of Common Stock will remain unchanged.

Purpose for Increase and Effects of Increase on Authorized Common Stock

Currently, the Company has 100,000,000 authorized shares of Common Stock. As of April 22, 2013, the record date, there were 55,854,763 shares of common stock issued and outstanding. The Company also had the following reserved shares of Common Stock as of December 31, 2012: 5,806,853 shares reserved for issuance upon the exercise of warrants; 4,127,923 shares reserved for issuance under outstanding awards under the Company’s equity-based award plans; 1,362,258 shares reserved for issuance under the Company’s equity-based award plans; and 1,075 shares reserved for issuance upon the exercise of outstanding stock options.

The Company also has approximately 10.3 million shares of Common Stock reserved for issuance pursuant to its Common Stock Purchase Agreement with Aspire Capital Fund, LLC.

Based on the number of outstanding and reserved common shares described, the Company has approximately 22.5 million shares of Common Stock available for issuance.

The increase in our total authorized stock will provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock-based collaborative transactions.

The increase in the number of authorized but unissued shares of Common Stock will enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs, and other corporate purposes. Having a substantial number of authorized but unissued shares of Common Stock that are not reserved for specific purposes will allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a meeting of stockholders or obtaining the written consent of stockholders for the purpose of approving an increase in our capitalization. It is not the present intention of our Board to seek stockholder approval prior to any issuance of shares of Common Stock that would become authorized by the amendment unless otherwise required by law or regulation.

While the Board may entertain and seek future financing and collaborative opportunities, there are no definitive transactions contemplated at this time, and the amendment to our Certificate of Incorporation was not proposed with the intent that additional shares be utilized in any specific financing transaction, business development collaboration, or business or asset acquisition.

The increase in the authorized number of shares of Common Stock could have other effects on the stockholders, depending upon the nature and circumstances of any future issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.

Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

Required Vote

The approval of this Proposal Three requires the affirmative vote of the majority of the shares of Common Stock outstanding and entitled to vote on such proposal at the Annual Meeting. Abstentions and broker non-votes will have the effect of votes “against” the proposal.

The Board unanimously recommends that you vote FOR Proposal Three to approve the amendment to the Company’s Certificate of Incorporation to increase the number of shares of authorized Common Stock.

PROPOSAL FOUR

APPROVAL OF THE ATHERSYS, INC. AMENDED AND RESTATED 2007 LONG-TERM

INCENTIVE PLAN (AMENDED AND RESTATED EFFECTIVE JUNE 18, 2013)

In April 2013, our Board approved, subject to stockholder approval, an amendment and restatement of the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (Amended and Restated Effective June 16, 2011), which we refer to as the Current LTIP. The amendment and restatement is in the form of the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (Amended and Restated Effective June 18, 2013), which we refer to as the Amended LTIP.

The purposes of amending and restating the Current LTIP are to increase the maximum number of shares of Common Stock available for award from 4,035,000 shares to 10,035,000 shares, to permit accelerated vesting of awards in the event of involuntary termination of a participant’s employment by the Company without cause, and to clarify that restricted stock units may vest ratably over the restriction period. Other than these proposed changes, the terms and conditions of the Amended LTIP are the same as those of the Current LTIP. Below is a summary description of the entire Amended LTIP. The actual text of the Amended LTIP is attached to this proxy statement as Appendix B. The following description of the Amended LTIP is only a summary of its material terms and provisions and is qualified by reference to the actual text as set forth in Appendix B. If the Amended LTIP is not approved by our stockholders, the Current LTIP will remain in effect under its current terms and conditions.

Stockholder approval of the Amended LTIP is intended to constitute approval for purposes of the approval requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, so that awards under the Amended LTIP may continue to satisfy the requirements for “performance-based compensation,” thereby avoiding the potential loss of tax deductions, under Section 162(m) of the Code.

The Board believes the Amended LTIP will continue to advance the long-term success of our Company by encouraging stock ownership among key employees and members of our Board who are not employees. In addition, the Board believes that a fundamental objective of a long-term incentive compensation program is the alignment of management and stockholder interests. The Amended LTIP allows for several forms of awards based on the value of our Common Stock and for the use of performance-based vesting targets that measure operational and financial performance improvements relevant to stockholder value.

Summary of the Amended LTIP

Purpose. The purpose of the Amended LTIP is to attract and retain officers, other employees, directors, consultants and other independent contractors of ours and our subsidiaries and to provide to such persons incentives and rewards for performance.

Eligibility and Participation. Directors, officers, other employees, independent contractors and consultants of ours or any of our subsidiaries may be selected to participate in the Amended LTIP, as determined by the administrator. As of April 26, 2013, there were five non-employee directors, approximately four consultants and approximately 45 employees, of which five were executive officers, eligible to participate in the Current or Amended LTIP.

Effective Date and Termination. The Amended LTIP will be effective as of June 18, 2013. No grant will be made under the Amended LTIP more than 10 years after the effective date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the applicable award agreement and of the Amended LTIP.

Administration. The Amended LTIP will be administered by the Board with respect to awards granted to our executive officers and non-employee directors, and by the Compensation Committee, with respect to awards granted to all other employees and consultants, which, in both cases, we refer to as the administrator. To the extent the Compensation Committee is the administrator, the Compensation Committee may from time to time delegate all or any part of its authority under the Amended LTIP to any subcommittee. The interpretation and construction by the administrator of any provision of the Amended LTIP or of any agreement, notification or document evidencing the grant of awards granted pursuant to the Amended LTIP and any determination by the administrator pursuant to any provision of the Amended LTIP or of any such agreement, notification or document will be final and conclusive.

The administrator may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable. In addition, the administrator or any person to whom duties or powers have been delegated, may employ one or more persons to render advice with respect to any responsibility the administrator or such person may have under the Amended LTIP. The administrator may authorize one or more officers of the Company to do one or both of the following on the same basis as the administrator or the subcommittee:

•	designate employees to be recipients of awards under the Amended LTIP; and

•	determine the size of any such awards.

The administrator may not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, director, or more than 10% beneficial owner of any class of our equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, as determined by the administrator in accordance with Section 16 of the Exchange Act. The resolution providing for such authorization will set forth the total number of shares of Common Stock subject to awards such officer(s) may grant. The delegated officer(s) will report periodically to the administrator regarding the nature and scope of the awards granted pursuant to the authority delegated.

Available Shares of Common Stock. The aggregate number of shares of Common Stock available for award under the Amended LTIP will be increased from 4,035,000 shares, which were available under the Current LTIP, to 10,035,000 shares.

Full Value Award Limits. The Amended LTIP limits the number of shares that may be issued with respect to restricted stock, restricted stock units, performance shares, performance units and other stock-based awards to 10,035,000 shares.

Shares Reserved for Awards under the Amended LTIP. Subject to adjustments upon certain corporate transactions or events, the number of shares of Common Stock that may be issued or transferred with respect to awards granted or sold pursuant to the Amended LTIP may not exceed in the aggregate 10,035,000 shares of Common Stock (which includes 4,035,000 shares approved for the Current LTIP and 6,000,000 shares subject to approval for the Amended LTIP), plus any shares of Common Stock relating to awards that expire or are forfeited or cancelled under the Amended LTIP. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

Except as described in the following paragraph, shares of Common Stock covered by an award granted under the Amended LTIP will not be counted as used unless and until they are actually issued and delivered to a participant and, therefore, the total number of shares available under the Amended LTIP as of a given date will not be reduced by any shares relating to prior awards that have expired or have been forfeited or cancelled. Upon payment in cash of the benefit provided by any award granted under the Amended LTIP, any shares of Common Stock that were covered by that award will be available for issue or transfer hereunder.

If shares of Common Stock are tendered or otherwise used in payment of the exercise price of a stock option, the total number of shares covered by the stock option being exercised will count against the aggregate plan limit described above. Likewise, shares of Common Stock withheld by us to satisfy the tax withholding obligation will count against the aggregate plan limit described above. In addition, the number of shares of Common Stock covered by a stock appreciation right, or SAR, to the extent that it is exercised and settled in shares of Common Stock, and whether or not shares are actually issued to the participant upon exercise of the SAR, will be considered issued or transferred pursuant to the Amended LTIP. In the event that the Company repurchases shares with stock option proceeds, those shares will not be added to the aggregate plan limit described above. If, under the Amended LTIP, a participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate plan limit.

Life of Plan Share Limits. Subject to adjustments upon certain corporate transactions or events:

•	the aggregate number of shares of Common Stock actually issued or transferred by us upon the exercise of incentive stock options, or ISOs, will not exceed 10,035,000 shares of Common Stock;

•

the number of shares issued as restricted stock, restricted stock units, performance shares and performance units and other stock-based awards (after taking into account any forfeitures and cancellations) will not during the life of the Amended LTIP in the aggregate exceed 10,035,000 shares of Common Stock; and

•	awards will not be granted to non-employee directors or as other-stock based awards to the extent they would involve the issuance of more than 10,035,000 shares in the aggregate.

Individual Participant Limits. Subject to adjustments upon certain corporate transactions or events:

•	no participant will be granted stock options or SARs, in the aggregate, for more than 750,000 shares of Common Stock during any calendar year;

•

no participant will be granted awards of restricted stock or restricted stock units, performance shares or other stock-based award that, in each case, are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 750,000 shares of Common Stock during any calendar year.

•

in no event will any participant in any calendar year receive an award of performance units intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value as of their respective dates of grant in excess of $3,000,000.

Management Objectives. The Compensation Committee may establish “management objectives” for purposes of awards granted under the Amended LTIP. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function within the company or subsidiary in which the participant is employed. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. The administrator may grant awards subject to management objectives that are or are not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. The management objectives applicable to any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code to a “covered employee” (as such term is used in Section 162(m) of the Code) will be based on one or more, or a combination, of the following criteria:

•

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development; strategic partnering; research and development; vitality index; market penetration; geographic business expansion goals; cost targets; customer satisfaction; employee satisfaction; management of employment practices and employee benefits; supervision of litigation and information technology; goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures; achievement of drug development milestones; regulatory achievements including approval of a compound; progress of internal research or clinical programs; progress of partnered programs; completing phases of a clinical study (including the treatment phase); announcing or presenting preliminary or final data from clinical studies (in each case whether on particular timelines or generally); timely completion of clinical trials; submission of INDs and NDAs and other regulatory achievements; financing, investor relation, analysts and communication; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; and financing and other capital raising transactions (including sales of the Company’s equity or debt securities);

•

Operations (e.g., economic value-added; productivity; operating efficiency; cost reductions; recruiting and retaining personnel; implementation or completion of projects and processes; internal controls; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures);

•

Cash Flow (e.g., EBITDA; free cash flow; free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions; total cash flow; cash flow in excess of cost of capital or residual cash flow or cash flow return on investment, budget management);

•

Working Capital (e.g., working capital divided by sales; days’ sales outstanding; days’ sales inventory; days’ sales in payables; improvement in or attainment of expense levels or working capital levels);

•	Liquidity Measures (e.g., debt-to-capital; debt-to-EBITDA; total debt ratio; debt reduction);

•

Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues; revenue growth; revenue growth outside the United States; gross margin and gross margin growth; material margin and material margin growth; stock price appreciation; total return to stockholders; sales and administrative costs divided by sales; sales and administrative costs divided by profits);

•

Profits (e.g., operating income; EBIT; EBT; net income, earnings per share; residual or economic earnings; economic profit — these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

•	Profit Margins (e.g., profits divided by revenues; gross margins and material margins divided by revenues; material margin divided by sales units); and

•	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity).

If the Compensation Committee determines that a change in the business, operations, corporate structure or our capital structure, or the manner in which we conduct our business, or other events or circumstances render the management objectives unsuitable, the Compensation Committee may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with a change in control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the management objectives or minimum acceptable level of achievement with respect to a “covered employee.”

Stock Options. The administrator may, from time to time and upon such terms and conditions as it may determine, authorize the granting to participants of options to purchase shares of Common Stock. Stock options granted under the Amended LTIP may be ISOs that are intended to qualify under particular provisions of the Code or options that are not intended so to qualify. ISOs may only be granted to participants who meet the definition of “employees” under Section 3401(c) of the Code. No stock option will be exercisable more than 10 years from the date of grant.

Each grant of stock options will be evidenced by an award agreement. Each award agreement will be subject to the Amended LTIP and will contain such terms and provisions, consistent with the Amended LTIP, as the administrator may approve. Each award agreement will specify:

•	the number of shares of Common Stock to which it pertains;

•	an exercise price per share, which may not be less than the fair market value per share on the date of grant;

•	the period or periods of continuous service by the participant with the Company or any subsidiary that is necessary before the stock options or installments thereof will become exercisable; and

•	whether the exercise price will be payable:

•	in cash or by check;

•	by the actual or constructive transfer to us of shares of Common Stock owned by the participant having a value at the time of exercise equal to the total exercise price;

•	by a combination of such methods of payment; or

•

by such other methods as may be approved by the administrator, such as in the form of shares of restricted stock or other shares of Common Stock that are forfeitable or subject to restrictions on transfer.

To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of sale through a bank or broker on a date satisfactory to us of some or all of the shares to which such exercise relates. Any grant may provide for payment of the exercise price, at the election of the participant, in installments, with or without interest, upon terms determined by the administrator.

A grant of stock options may provide for the earlier exercise of such stock options in the event of the retirement, death or disability of a participant, involuntary termination of a participant’s employment by the Company without cause, or a change in control. In addition, any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of such rights.

The closing price of our Common Stock as reported on the NASDAQ Capital Market on April 26, 2013 was $2.15 per share.

Stock Appreciation Rights. The administrator may also authorize the granting of tandem SARs and free-standing SARs. A tandem SAR will be a right of the participant, exercisable by surrender of the related stock option, to receive an amount determined by the administrator, which will be expressed as a percentage of the spread (not exceeding 100 percent) at the time of exercise. Tandem SARs may be granted at any time prior to the exercise or termination of the related stock options. A tandem SAR awarded in relation to an ISO must be granted concurrently with such ISO. A free-standing SAR will be a right of the participant to receive an amount determined by the administrator, which will be expressed as a percentage of the spread (not exceeding 100 percent) at the time of exercise.

Each grant of SARs will be evidenced by an award agreement, which award agreement will describe such SARs, identify the related stock options (if applicable), and contain such other terms and provisions, consistent with the Amended LTIP, as the administrator may approve.

Each grant of SARs may specify:

•

that the amount payable on exercise of an SAR may be paid in cash, in shares of Common Stock or in any combination thereof and may either grant to the participant or retain in the administrator the right to elect among those alternatives;

•	that the amount payable on exercise of an SAR may not exceed a maximum specified by the administrator at the date of grant;

•	waiting periods before exercise and permissible exercise dates or periods;

•

that such SAR may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of a participant, involuntary termination of a participant’s employment by the Company without cause, or a change in control; and

•	management objectives that must be achieved as a condition of the exercise of such SARs.

Any grant of tandem SARs will provide that such tandem SARs may be exercised only at a time when the related stock option is also exercisable and at a time when the spread is positive, and by surrender of the related stock option for cancellation.

Each grant of a free-standing SAR will specify a base price, which may not be less than the fair market value per share on the date of grant. No free-standing SAR granted under the Amended LTIP may be exercised more than 10 years from the date of grant.

Restricted Stock. The administrator may authorize the grant or sale of restricted stock to participants. Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the participant in consideration of the performance of services, entitling such participant to voting, dividend and other ownership rights, but subject to a substantial risk of forfeiture and restrictions on transfer. A grant of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share at the date of grant. Each grant or sale of restricted stock will be evidenced by an award agreement and will contain such terms and provisions, consistent with the Amended LTIP, as the administrator may approve.

Restricted stock that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the administrator at the date of grant. Restricted stock may also vest upon the achievement of management objectives. If restricted stock vests based on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than three years, except that the restrictions may be removed ratably on at least an annual basis during the three-year period.

During or after the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted stock will be prohibited or restricted in the manner and to the extent prescribed by the administrator at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal in us or provisions subjecting the restricted stock to a continuing substantial risk of forfeiture in the hands of any transferee).

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such restricted stock. Restrictions relating to restricted stock that vests upon the achievement of management objectives may not terminate sooner than one year from the date of grant. Each grant may specify in respect of such management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of restricted stock on which restrictions will terminate if performance is at or above the minimum level, but falls short of maximum achievement of the specified management objectives. The grant of restricted stock will specify that, before the termination or early termination of restrictions applicable to such restricted stock, the Compensation Committee must determine that the management objectives have been satisfied.

Notwithstanding anything to the contrary contained in the Amended LTIP, any grant or sale of restricted stock may provide for the earlier lapse of the substantial risk of forfeiture in the event of the retirement, death or disability of a participant, involuntary termination of a participant’s employment by the Company without cause, or a change in control.

Any such grant or sale of restricted stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of restricted stock, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted stock with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives.

Restricted Stock Units. The administrator may also authorize the granting or sale of restricted stock units, or RSUs, to participants. Grants of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share at the date of grant. The grant or sale of RSUs will be evidenced by an award agreement and will contain such terms and provisions, consistent with the Amended LTIP, as the administrator may approve. Each grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the administrator may specify. If a grant of RSUs specifies that the restriction period will terminate upon the achievement of management objectives, then such restriction period may not terminate sooner than one year from the date of grant. Each grant may specify in respect of such management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of RSUs on which restrictions will terminate if performance is at or above the minimum level, but falls short of maximum achievement of the specified management objectives. The grant of such RSUs will specify that, before the termination or early termination of restrictions applicable to such RSUs, the Compensation Committee must determine that the management objectives have been satisfied.

If the restriction period lapses only by the passage of time rather than the achievement of management objectives, each such grant or sale will be subject to a restriction period of not less than three years, except that a grant or sale may provide that the Restriction Period will expire ratably during the Restriction Period as determined by the Administrator.

Notwithstanding anything to the contrary contained in the Amended LTIP, any grant or sale of RSUs may provide for the earlier lapse or other modification of the restriction period in the event of the retirement, death or disability of a participant, involuntary termination of a participant’s employment by the Company without cause, or a change in control.

During the restriction period, the participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the RSUs and will have no right to vote them, but the administrator may at the date of grant, authorize the payment of dividend equivalents on such RSUs on either a current or deferred or contingent basis, either in cash or in additional shares of Common Stock. However, dividends or other distributions on shares of Common Stock underlying RSUs with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives.

Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. Any grant or sale may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock or in any combination of the two and may either grant to the participant or retain in the administrator the right to elect among those alternatives.

Performance Shares and Performance Units. The administrator may also authorize the granting of performance shares and performance units that will become payable to a participant upon achievement of specified management objectives during the applicable performance period. Each grant of performance shares or performance units will be evidenced by an award agreement and will contain such other terms and provisions, consistent with the Amended LTIP, as the administrator may approve. The award agreement will specify the number of performance shares or performance units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors.

The performance period with respect to each performance share or performance unit will be such period of time (not less than one year) commencing on the date of grant as will be determined by the administrator at the time of grant, which may be subject to earlier lapse or other modification in the event of the retirement, death or disability of a participant, involuntary termination of a participant’s employment by the Company without cause, or a change in control.

Any grant of performance shares or performance units will specify management objectives that, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified management objectives a level or levels of achievement and will set forth a formula for determining the number of performance shares or performance units that will be earned if performance is at or above the minimum level or levels, but falls short of maximum achievement of the specified management objectives. The grant of performance shares or performance units will specify that, before the performance shares or performance units will be earned and paid, the Compensation Committee must determine that the management objectives have been satisfied.

The award agreement will specify the time and manner of payment of performance shares or performance units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid in cash, in shares of Common Stock or in any combination thereof and may either grant to the participant or retain in the administrator the right to elect among those alternatives.

Any grant of performance shares may specify that the amount payable may not exceed a maximum specified by the administrator at the date of grant. Any grant of performance units may specify that the amount payable or the number of shares of Common Stock issued with respect thereto may not exceed maximums specified by the administrator at the date of grant.

The administrator may, at the date of grant of performance shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, subject in all cases to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

Awards to Non-Employee Directors. The administrator may authorize the granting to non-employee directors of stock options, SARs or other awards and may also authorize the grant or sale of shares of Common Stock, restricted stock or RSUs to non-employee directors. Each grant of an award to a non-employee director will be upon such terms and conditions as approved by the administrator, will not be required to be subject to any minimum vesting period, and will be evidenced by an award agreement in such form as will be approved by the administrator. Each grant will specify in the case of a stock option, an exercise price per share, and in the case of a free-standing SAR, a base price per share, which will not be less than the fair market value per share on the date of grant. Each stock option and free-standing SAR granted under the Amended LTIP to a non-employee director will expire not more than 10 years from the date of grant. If a non-employee director subsequently becomes an employee of ours or one of our subsidiaries while remaining a member of the Board, any award held under the Amended LTIP by such individual at the time of such commencement of employment will not be affected. Non-employee directors, may be awarded, or may be permitted to elect to receive all or any portion of their annual retainer, meeting fees or other fees in shares of Common Stock, restricted stock, RSUs or other awards under the Amended LTIP in lieu of cash.

Other Awards. The administrator may grant to any participant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon our performance or the performance of specified subsidiaries, affiliates or other business units or any other factors designated by the administrator. Awards may be valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of ours. The administrator will determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other awards, notes or other property, as the administrator will determine.

Cash awards, as an element of or supplement to any other award granted under the Amended LTIP, may also be granted under the Amended LTIP. The administrator may grant shares of Common Stock as a bonus, or may grant other awards in lieu of our obligations or the obligations of one of our subsidiaries to pay cash or deliver other property under the Amended LTIP or under other plans or compensatory arrangements, subject to such terms as are determined by the administrator.

Adjustments. The Compensation Committee will make or provide for such adjustments in the numbers of shares of Common Stock authorized under the Amended LTIP, the individual share limits, and the number and type of shares covered by outstanding awards granted under the Amended LTIP, and their respective exercise prices, as the Compensation Committee may determine is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from:

•	any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in our capital structure;

•

any change in control, merger, consolidation, spin-off, split—off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or

•	any other corporate transaction or event having an effect similar to any of the foregoing.

Moreover, in the event of any such transaction or event, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Amended LTIP such alternative consideration (including cash), if any, as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. In the event that we issue warrants or other rights to acquire shares of Common Stock on a pro rata basis to all stockholders, the Compensation Committee will make such adjustments in the number of shares of Common Stock authorized under the Amended LTIP and in the limits contained herein as it may deem to be equitable, including, without limitation, proportionately increasing the number of authorized shares of Common Stock or any such limit.

Transferability. Except as otherwise determined by the administrator, no stock option, SAR or other derivative security granted under the Amended LTIP will be transferable by the participant except by will or the laws of descent and distribution. Except as otherwise determined by the administrator, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law and/or court supervision.

The administrator may specify at the date of grant that part or all of the shares of Common Stock that are delivered or purchased by a participant in connection with an award will be subject to further restrictions on transfer.

Dividends and Dividend Equivalents. The Amended LTIP specifies that dividends or dividend equivalents issued with respect to shares of Common Stock subject to performance-based awards will be deferred until and paid contingent upon the achievement of the applicable performance goals. The Amended LTIP does not provide for the ability to pay dividends or dividend equivalents with respect to shares subject to stock options or stock appreciation rights.

Amendments. The Board may amend the Amended LTIP in whole or in part. However, if an amendment to the Amended LTIP:

•	would materially increase the benefits accruing to participants under the Amended LTIP;

•	would materially increase the number of securities which may be issued under the Amended LTIP;

•	would materially modify the requirements for participation in the Amended LTIP; or

•

must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the principal national securities exchange upon which the shares of Common Stock are traded or quoted, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

If permitted by Section 409A of the Code and Section 162(m) of the Code, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a participant who holds an award that has not fully vested, the administrator may, in its sole discretion, accelerate the time at which the award vests or may waive any other limitation or requirement under the award.

The administrator may amend the terms of any award theretofore granted under the Amended LTIP prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the participant’s death or disability, or a change in control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Board will not make any modification of the management objectives or the level or levels of achievement with respect to such an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Except in connection with a corporate transaction or event described above, no amendment will impair the rights of any participant without his or her consent. The Board may, in its discretion, terminate the Amended LTIP at any time. Termination of the Amended LTIP will not affect the rights of participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

Prohibition on Repricing. Except in connection with a corporate transaction or event described above, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or SARs, or cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price that is less than the exercise price of the original stock options or original SARs without stockholder approval. This is intended to prohibit the repricing of “underwater” stock options and SARs and will not be construed to prohibit the adjustments provided for in the Amended LTIP with respect to certain corporate transactions or events. This provision may not be amended without approval by our stockholders.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Amended LTIP based on federal income tax laws in effect on January 1, 2013. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants

Non-qualified Stock Options. In general, (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of Common Stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code, which we refer to as the Restrictions. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of a RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received.

Tax Consequences to Athersys or a Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, we or one of our subsidiaries for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional authorized shares of Common Stock under the Amended LTIP with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended LTIP by our stockholders.

Future Plan Awards

In 2005, in connection with a restructuring of our internal programs and to retain and motivate our named executive officers, the Board established an incentive program, referred to as the 2005 Incentive Program, which provides the named executive officers financial participation in the event of certain merger or acquisition or asset sale transactions. The 2005 Incentive Program was established prior to our Common Stock being publicly traded, has precluded the granting of routine annual equity awards to our named executive officers and has become outdated. In April 2013, the Compensation Committee and Board approved arrangements whereby the named executive officers have agreed to terminate their incentive agreements in return for one-time grants of RSUs and the ability to receive annual grants under the Amended LTIP. The revision will better align management incentives with corporate objectives, and the termination of the 2005 Incentive Program is contingent on, among other things, stockholder approval of the Amended LTIP. The number of RSUs to be granted to the named executive officers for their past service and performance, and in exchange for the termination of their incentive agreements, are: 695,040 for Dr. Van Bokkelen; 570,551 for Dr. Harrington; 573,640 for Mr. Lehmann; 491,162 for Dr. Deans; and 369,607 for Ms. Campbell. The RSUs will vest ratably and quarterly over a three-year term. For additional information on the issuance of these RSUs and the termination of the 2005 Incentive Program, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Program” in this proxy statement.

Except for the awards disclosed above, we cannot currently determine the awards that may be granted under the Amended LTIP in the future to the executive officers named in this proxy statement or to the other officers, employees, directors or other persons. The administrator will make such determinations from time to time.

Required Vote

The approval of this Proposal Four requires the affirmative vote of the majority of the votes cast, in person or by proxy, on such proposal at the Annual Meeting. Under the Company’s bylaws, abstentions and broker non-votes will have no effect on this proposal as they will not be counted in determining the number of votes cast.

The Board unanimously recommends that stockholders vote FOR Proposal Four to approve the Amended LTIP.

PROPOSAL FIVE

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER

COMPENSATION

In this Proposal Five, pursuant to Section 14A of the Exchange Act and Rule 14a-21(a) promulgated thereunder, we are providing our stockholders the opportunity to cast an advisory (non-binding) vote on the compensation paid to the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” above, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the Company, the Board values the opinions of our stockholders and the Compensation Committee will review the results of the vote and take it into consideration when making future decisions regarding executive compensation.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the Company’s executive compensation, as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) pursuant to Item 402 of Regulation S-K in this Proxy Statement.”

Required Vote

The approval of this Proposal Five requires the affirmative vote of the majority of the votes cast, in person or by proxy, on such proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect on this proposal as they will not be counted in determining the number of votes cast.

The Board unanimously recommends that you vote FOR Proposal Five, the advisory vote to approve named executive officer compensation.

PROPOSAL SIX

ADVISORY VOTE ON THE FREQUENCY OF

THE STOCKHOLDER ADVISORY VOTE ON NAMED EXECUTIVE OFFICER

COMPENSATION

As described in Proposal Five above, pursuant to Section 14A of the Exchange Act and Rule 14a-21(a) promulgated thereunder, we are providing our stockholders the opportunity to cast an advisory vote on our named executive officer compensation. This advisory vote is referred to as a “say-on-pay” vote.

This Proposal Six affords stockholders the opportunity to cast an advisory (non-binding) vote on how often we should include a say-on-pay vote in our proxy materials for future annual meetings of stockholders. Under this Proposal Six, stockholders may vote to have the say-on-pay vote every year, every two years, or every three years or abstain.

We believe that say-on-pay votes should be conducted every year so that our stockholders are provided with the opportunity to frequently express their views on our executive compensation programs and practices. The Compensation Committee values the opinions expressed by stockholders in say-on-pay votes and will consider the outcome of these votes in making decisions on named executive officer compensation.

Required Vote

The frequency of the stockholder advisory vote on named executive officer compensation receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on this proposal.

The Board unanimously recommends that stockholders vote to hold future stockholder advisory votes on say-on-pay EVERY YEAR. Stockholders are not voting to approve or disapprove the Board’s recommendation. Stockholders may choose among the four choices (every year, every two years, every three years or abstain) set forth above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers, which include Dr. Gil Van Bokkelen, our Chief Executive Officer, Ms. Laura Campbell, our Vice President of Finance, Mr. William (B.J.) Lehmann, Jr., our President and Chief Operating Officer, Dr. John Harrington, our Executive Vice President and Chief Scientific Officer, and Dr. Robert Deans, our Executive Vice President of Regenerative Medicine, and places in perspective the data presented in the compensation tables and narratives that follow.

We are an international biopharmaceutical company that is focused in the field of regenerative medicine. We are committed to the discovery and development of best-in-class therapies designed to extend and enhance the quality of human life. We have established a portfolio of therapeutic product development programs to address significant unmet medical needs in multiple disease areas. We are developing our lead platform product, MultiStem®, a patented and proprietary allogeneic stem cell product that has been evaluated in two completed Phase I clinical trials and is currently being evaluated in two ongoing Phase II clinical trials. Our current clinical development programs are focused on treating inflammatory and immune disorders, neurological conditions, cardiovascular disease, and other conditions. These represent major areas of clinical need, as well as substantial commercial opportunities. As further discussed in this section, our compensation and benefit programs help us attract, retain and motivate individuals who will maximize our business results by working to meet or exceed established company or individual objectives. In addition, we reward our executive officers for meeting certain developmental milestones, such as completing advancements in product candidate development, strategic partnerships or other financial transactions that add to the capital resources of the Company or create value for stockholders.

The following are the highlights of our 2012 compensation and benefit programs:

•	increased the base salaries of our named executive officers; and

•	paid cash bonuses to our named executive officers.

The following discussion and analysis of our compensation and benefit programs for 2012 should be read together with the compensation tables and related disclosures that follow this section. This discussion includes forward-looking statements based on our current plans, considerations, expectations and determinations about our compensation program. Actual compensation decisions that we may make for 2013 and beyond may differ materially from our recent past.

Compensation Objectives and Philosophy

Our compensation programs are designed to:

•	recruit, retain, and motivate executives and employees that can help us achieve our core business goals;

•	provide incentives to promote and reward superior performance throughout the organization, which we refer to as Pay for Performance;

•	facilitate stock ownership and retention by our executives and other employees; and

•	promote alignment between executives and other employees and the long-term interests of stockholders.

The Compensation Committee seeks to achieve these objectives by:

•	establishing a compensation program that is market competitive and internally fair;

•

linking individual and corporate performance with certain elements of compensation through the use of equity grants, cash performance bonuses or other means of compensation, the value of which is substantially tied to the achievement of our Company goals; and

•	when appropriate, given the nature of our business, rewarding our executive officers for both Company and individual achievements with one-time performance awards.

Components of Compensation

Our executive compensation program includes the following elements:

•	base salary;

•	cash bonuses;

•	long-term equity incentive plan awards; and

•	retirement and health and other insurance benefits.

Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. We consider competitive practices, relative management level and operating responsibilities of each executive officer when determining the compensation elements to reward his or her ability to impact short-term and long-term results.

Role of the Chief Executive Officer

Historically, our Chief Executive Officer has taken the lead in providing our Board of Directors with advice regarding executive compensation. For 2012, the Compensation Committee considered recommendations from our Chief Executive Officer regarding the compensation for and performance of our executive officers in relation to company-specific strategic goals that were established by the Compensation Committee and approved by the Board of Directors. These achievements related to potential bonus payments and salary increases. The Compensation Committee considers the recommendations made by our Chief Executive Officer because of his knowledge of the business and the performance of the other executive officers. The Compensation Committee is not bound by the input it receives from our Chief Executive Officer. Instead, the Compensation Committee exercises independent discretion when making executive compensation decisions. We describe and discuss the particular compensation decisions made by the Compensation Committee regarding the 2012 compensation of our named executive officers below under “Elements of Executive Compensation.”

Role of the Independent Compensation Consultant

From time to time, the Compensation Committee has retained the services of an independent compensation consultant, Arnosti Consulting, Inc., or Arnosti. During 2012, Arnosti assisted the Compensation Committee in evaluating the base salaries and bonuses to be paid to named executive officers. During 2013, at the request of the Compensation Committee, Arnosti provided peer company data and advice with respect to the potential increase of the shares of Common Stock available under the Current LTIP (see “Proposal Four — Approval of Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (Amended and Restated Effective June 18, 2013)”) and the proposed elimination of our 2005 incentive program with our named executive officers (see Long-Term Incentive Program later in this section). The Company pays the cost for Arnosti’s services. However, the Compensation Committee retains the sole authority to direct, terminate or engage Arnosti’s services. In 2013, the Compensation Committee considered and assessed all relevant factors, including but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Arnosti’s work. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Arnosti.

Elements of Executive Compensation

Base Salary. We pay base salaries to provide executive officers with a competitive level of financial security. We establish base salaries for our executives based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Base salaries are generally reviewed annually, with adjustments based on the individual’s responsibilities, performance and experience during the year. This review generally occurs each year following an annual review of individual performance.

For 2012, the Compensation Committee and the Board of Directors awarded the Chief Executive Officer a 6.30% increase in salary for 2012 as compared to 2011, a change based primarily on competitive information provided to the Compensation Committee by Arnosti. Also for 2012, the Compensation Committee and the Board of Directors approved increases for each of the other named executive officers based primarily on Company performance for the year ended December 31, 2011. The increases were as follows: Mr. Lehmann — 3.5%; Dr. Harrington — 3.0%; Dr. Deans — 2.5% (taking into consideration an adjustment that was made to his salary in April 2011); and Ms. Campbell — 2.75%.

For 2013, the Compensation Committee and the Board of Directors approved an increase in base salary of 4.65% for 2013 as compared to 2012 for the Chief Executive Officer, an adjustment based on both performance and on competitive information provided to the Compensation Committee by Arnosti. Also for 2013, the Compensation Committee and the Board of Directors approved increases for each of the other named executive officer’s salary for 2013 as compared to 2012 based primarily on Company performance for the year ended December 31, 2012. The increases are as follows: Mr. Lehmann – 3.5%; Dr. Harrington – 3.45%; Dr. Deans – 3.42%; and Ms. Campbell – 3.33%.

Cash Bonuses. Given the nature of our business, when appropriate, we reward our named executive officers with performance-related bonuses. We utilize annual incentive bonuses to reward officers and other employees for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives relate generally to strategic factors, including advancement of our product candidates, identification and advancement of additional programs or product candidates, establishment and maintenance of key strategic relationships, and to financial factors, including raising capital, adherence to budgets and cash management.

The Compensation Committee recommended and the Board approved a cash bonus incentive program for the year ended December 31, 2012 for our named executive officers. Under the 2012 incentive program, each participant was eligible to earn a target bonus of a specified percentage of the named executive officer’s salary during the award term, weighted on the achievement of specific corporate goals, with the remainder based on individual/functional performance, as set forth below:

		Weighted on
	Target Bonus	Corporate Goals	Functional Performance
Dr. Van Bokkelen	40%	100%	0%
Dr. Harrington	33%	80%	20%
Mr. Lehmann	33%	80%	20%
Dr. Deans	30%	60%	40%
Ms. Campbell	25%	60%	40%

The evaluation of goal achievement is at the discretion of Compensation Committee and Board of Directors based on input from the Chief Executive Officer (with respect to the named executive officers other than the Chief Executive Officer). The 2012 corporate goals included program and collaboration goals, progress on MultiStem clinical development, and execution against the established budget and operating plan. However, any bonus ultimately paid under the 2012 incentive program was to be at the discretion of the Board of Directors based on the recommendation of the Compensation Committee, after good faith consideration of executive officer performance, overall company performance, market conditions and cash availability. There was no formally adopted plan document for the 2012 incentive program, although the Compensation Committee recommended and the Board of Directors approved the specific corporate goals, target bonus levels and weightings between corporate and functional performance. The Compensation Committee and the Board of Directors agreed that each of the named executive officers would be entitled to a bonus under the 2012 incentive program as a result of individual performance and the achievement of operational and strategic objectives in 2012, specifically the achievement of patient enrollment goals for the Company’s clinical trials and other program development and sector leadership goals, resulting in the payment of bonuses based on a percentage of such officers’ 2012 base salaries as follows:

	Bonus Achieved	Cash Bonus Paid
Dr. Van Bokkelen	25.0%	$107,500
Dr. Harrington	21.8%	$77,800
Mr. Lehmann	21.5%	$77,000
Dr. Deans	20.3%	$62,300
Ms. Campbell	17.5%	$40,500

For the year ending December 31, 2013, the Compensation Committee recommended and the Board of Directors approved a similar cash bonus incentive plan for our named executive officers. The 2013 plan has no change to the target bonus percentage or the functional performance weightings for our named executive officers. The 2013 corporate goals include advancing strategic partnership and program activities, advancing and achieving enrollment goals for our clinical programs for MultiStem, and executing against the established operating plan and capital acquisition objectives.

Long-Term Incentive Program. We believe that we can encourage superior long-term performance by our executive officers and employees through encouraging them to own, and assisting them with the acquisition of, our Common Stock. Our equity compensation plans provide our employees, including named executive officers, with incentives to help align their interests with the interests of our stockholders. We believe that the use of Common Stock and stock-based awards offers the best approach to achieving our objective of fostering a culture of ownership, which we believe will, in turn, motivate our named executive officers to create and enhance stockholder value. We have not adopted stock ownership guidelines, but our equity compensation plans provide a principal method for our executive officers to acquire equity in our Company.

Our equity compensation plans authorize us to grant, among other types of awards, options, restricted stock and restricted stock units, or RSUs, to our employees, Directors and consultants. Historically, we elected to use stock options as our primary long-term equity incentive vehicle and recently began awarding some RSUs to our employees in 2011, but have not granted any RSUs to our named executive officers or Directors. We expect to continue to use equity-based awards as a long-term incentive vehicle because we believe:

•

equity-based awards align the interests of our executives with those of our stockholders, support a pay-for-performance culture, foster an employee stock ownership culture and focus the management team on increasing value for our stockholders;

•	the value of equity-based awards is based on our performance, because all the value received by the recipient of equity-based awards is based on the growth of our stock price;

•

equity-based awards help to provide a balance to the overall executive compensation program because, while base salary and our discretionary annual bonus program focus on short-term performance, vesting equity-based awards reward increases in stockholder value over the longer term; and

•	the vesting period of equity-based awards encourages executive retention and efforts to preserve stockholder value.

In 2012, no equity-based awards were conferred to our named executive officers, but stock options and RSUs were granted to our other employees, and stock options were granted to our Directors. We intend to revise our long-term equity incentive program for our named executive officers as described further below, which will include the termination of an outdated incentive program and the initiation of an ordinary-course annual award program.

In 2005, in connection with a restructuring of our internal programs, the Board established the 2005 Incentive Program to retain and motivate our executives, which at that time, provided the executives with bonus opportunities in the event of a financing transaction, merger or acquisition, or asset sale transaction. The 2005 Incentive Program was established as a retention tool prior to our Common Stock being publicly traded, when there existed significant uncertainty for our named executive officers. Currently, the only remaining operative provisions of the agreement would provide the named executive officers financial participation in the event of certain merger or acquisition or asset sale transactions. In the event of a defined transaction, we would be obligated to make a payment, on a pro rata basis based on each named executive officer’s annual salary, to the named executive officers in the aggregate representing five percent of the consideration received from the transaction, and in the event of a stock-based transaction, the named executive officers would receive fifty percent of any payments due to them in stock.

In connection with the 2005 Incentive Program, each named executive officer entered into an incentive agreement with the Company. There have been no payments under this program since the financing transaction in 2007, which resulted in our Common Stock becoming publicly traded. Also in connection with the 2007 financing, the named executive officers agreed to terminate all of their existing stock options and received new stock option grants with an exercise price of $5.00, which have been fully vested for several years. Since that time, the named executive officers have not received any annual equity-based awards in light of the existence of the 2005 Incentive Program. The named executive officers have received only one grant of equity-based awards during that period related to a specific collaborative event in December 2009.

The 2005 Incentive Program was established early in the Company’s history and has now become outdated, as it no longer aligns with our growth strategy. The five named executive officers, some of whom have been with Athersys for over 15 years, have remained dedicated to the growth of the Company and the advancement of our technologies over the past eight years. Over this time, we have evolved from a private, discovery-focused company to a public, clinically-focused company. Further, the 2005 Incentive Program carries with it perpetual anti-dilution protection that is not afforded to our stockholders and, therefore, creates a skewed incentive for our named executive officers towards a merger or acquisition transaction, which is not our current strategic corporate objective. For these reasons, the Compensation Committee and the Board determined that revisions to our incentive programs, including the elimination of the 2005 Incentive Program, should be implemented. In April 2013, the Compensation Committee approved amendments whereby the named executive officers would agree to terminate their incentive agreements, and thereby the 2005 Incentive Program, in return for one-time grants of RSUs for their past service and performance, and for the ability to receive annual grants under the Amended LTIP. The termination of the 2005 Incentive Program is contingent on, among other things, stockholder approval of the Company’s Amended LTIP at the Annual Meeting. Each named executive officer has entered into an amendment to his or her incentive agreement pursuant to which such named executive officer’s incentive agreement will terminate upon stockholder approval of the Amended LTIP, the receipt of a one-time grant of RSUs, and the initiation of routine annual equity-based awards beginning in June 2013. The number of RSUs to be granted to the named executive officers for their past service and performance in connection with the one-time grant upon termination of the incentive agreements are: 695,040 for Dr. Van Bokkelen; 570,551 for Dr. Harrington; 573,640 for Mr. Lehmann; 491,162 for Dr. Deans; and 369,607 for Ms. Campbell. These RSUs will vest ratably and quarterly over a three-year term.

The Compensation Committee utilized the services of Arnosti to assist in the development of a fair and rational approach to the elimination of the 2005 Incentive Program. The grant of the one-time RSUs is representative of equity awards for many years of past service and performance, (i.e., since 2007), and the awards will vest ratably on a quarterly basis over three years, providing a retention mechanism. Annual equity awards in the ordinary course of business will be tied to numerous factors, including but not limited to, performance, peer and market analysis, as well as the total equity ownership level of each named executive officer, and will further enhance the retention and long-term stock ownership features of our equity incentive program.

We have not been providing equity awards as described above since 2007 (excluding a one-time award in 2009 related to a strategic collaboration) in light of the existence of the 2005 Incentive Program. On a going-forward basis, in determining the number of stock options and RSUs to be granted to named executive officers, we will continue to review annually our named executive officers’ equity ownership positions. We take into account the individual’s scope of responsibility, ability to affect results and stockholder value, anticipated future contributions to increases in shareholder value, and the value of equity-based awards in relation to other elements of the individual named executive officer’s total compensation. Equity-based awards will be granted from time to time by the Compensation Committee and the Board of Directors, with input from independent compensation consultants, as appropriate. The Compensation Committee and the Board of Directors will periodically review and approve equity-based awards to named executive officers based upon a review of competitive compensation data, an assessment of individual performance, a review of each named executive officer’s existing long-term incentives, retention considerations and a subjective determination of the individual’s potential to positively impact future stockholder value.

Retirement and Insurance Benefits. Consistent with our compensation philosophy, we maintain benefits for our named executive officers, including medical, dental, vision, life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan. The named executive officers and employees have the ability to participate in these benefits at the same levels. We began making employer contributions to our 401(k) retirement plan in 2011 and contributed approximately $97,700 in 2012. We provide such retirement and health insurance benefits to our employees to retain qualified personnel.

In addition, Dr. Van Bokkelen, Dr. Harrington, Mr. Lehmann, Dr. Deans and Ms. Campbell also receive Company-paid life insurance benefits in the amounts of $2.0 million for Dr. Van Bokkelen, Dr. Harrington and Mr. Lehmann, and $1.0 million for Dr. Deans and Ms. Campbell. These additional life insurance policies are provided to these officers due to their extensive travel requirements and contributions to the Company.

Severance Arrangements

See the disclosure under “Potential Payments Upon Termination or Change of Control” for more information about severance arrangements with our named executive officers. We provide such severance arrangements in order to assure that our executives will focus on the best interests of the business at all times, without undue concern for their own financial security.

Employment Agreements and Arrangements

We believe that entering into employment agreements with each of our named executive officers was necessary for us to attract and retain talented and experienced individuals for our senior level positions. In this way, the employment agreements help us meet the initial objective of our compensation program. Each agreement contains terms and arrangements that we agreed to through arms-length negotiation with our named executive officers. We view these employment agreements as reflecting the minimum level of compensation that our named executive officers require to remain employed with us, and thus the bedrock of our compensation program for our named executive officers. For more details of our employment agreements and arrangements, see the disclosure under “2012 Summary Compensation Table.”

General Tax Deductibility of Executive Compensation

We structure our compensation program to comply with Internal Revenue Code Section 162(m). Under Section 162(m) of the Code, there is a limitation on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1.0 million in any taxable year, unless the compensation is performance-based. The Compensation Committee manages our incentive programs to qualify for the performance-based exemption; however, it also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.

2012 Summary Compensation Table

The following table and narrative set forth certain information with respect to the compensation earned during the fiscal year ended December 31, 2012 by our named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Option Awards ($) (f)		All Other Compensation ($) (i)		Total (4) (j)
Gil Van Bokkelen, Chief Executive Officer (1)	2012 2011 2010	$ $ $	430,000 404,500 390,741	$ $ $	107,500 40,000 52,750	$ $ $	0 0 0	$ $ $	12,620 12,620 9,620	$ $ $	550,120 457,120 453,111
Laura Campbell, Vice President of Finance	2012 2011 2010	$ $ $	231,562 225,365 217,699	$ $ $	40,500 15,300 29,389	$ $ $	0 0 0	$ $ $	5,109 5,109 2,109	$ $ $	277,171 245,774 249,197
William (BJ) Lehmann, Jr., President and Chief Operating Officer	2012 2011 2010	$ $ $	358,849 346,714 334,921	$ $ $	77,000 27,000 45,214	$ $ $	0 0 0	$ $ $	4,673 4,673 1,673	$ $ $	440,522 378,387 381,808
John Harrington, Chief Scientific Officer and Executive Vice President (1)	2012 2011 2010	$ $ $	357,116 346,714 334,921	$ $ $	77,800 27,000 45,214	$ $ $	0 0 0	$ $ $	4,355 4,355 1,355	$ $ $	439,271 378,069 381,490
Robert Deans, Executive Vice President, Regenerative Medicine	2012 2011 2010	$ $ $	307,500 292,898 262,355	$ $ $	62,300 24,300 35,418	$ $ $	0 0 0	$ $ $	5,620 5,620 5,620	$ $ $	375,420 322,818 303,393

(1)	Drs. Van Bokkelen and Harrington also served as our Directors for 2012, 2011 and 2010, but did not receive any compensation as our Directors.

Employment Agreements and Arrangements

Dr. Gil Van Bokkelen. On December 1, 1998, we entered into a one-year employment agreement, effective April 1, 1998, with Dr. Gil Van Bokkelen, to serve initially as President and Chief Executive Officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Van Bokkelen was entitled to an initial base salary of $150,000, which may be increased at the discretion of the Board of Directors, and an annual discretionary incentive bonus of up to 33% of his base salary. His salary for 2013 is $450,000 and his target annual incentive bonus is 40% of his base salary. Dr. Van Bokkelen also received options to purchase shares of Common Stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. Dr. Van Bokkelen is also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million (which is $2.0 million for 2013) and is provided the use of a company automobile for business use. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Van Bokkelen has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.

Dr. John J. Harrington. On December 1, 1998, we entered into a one-year employment agreement, effective April 1, 1998, with Dr. John J. Harrington to serve initially as Executive Vice President and Chief Scientific Officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Harrington was entitled to an initial base salary of $150,000, which may be increased at the discretion of the Board of Directors, and an annual discretionary incentive bonus of up to 33% of his base salary. His salary for 2013 is $369,400 and his target annual incentive bonus is 33% of his base salary. Dr. Harrington also received options to purchase shares of Common Stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. Dr. Harrington is also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million (which is $2.0 million for 2012). For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Harrington has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.

Laura K. Campbell. On May 22, 1998, we entered into a two-year employment agreement with Laura K. Campbell to serve initially as Controller. The agreement automatically renews for subsequent one-year terms on May 22 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Ms. Campbell was entitled to an initial base salary of $70,200, which may be increased at the discretion of the Board of Directors. Her salary for 2013 is $239,300 and her target annual incentive bonus is 25% of her base salary. Ms. Campbell also received options to purchase shares of Common Stock upon her employment that were terminated in 2007, and her current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.”

William (B.J.) Lehmann, Jr. On January 1, 2004, we entered into a four-year employment agreement with Mr. Lehmann to serve initially as Executive Vice President of Corporate Development and Finance. The agreement automatically renews for subsequent one-year terms on January 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Mr. Lehmann was entitled to an initial base salary of $250,000, which may be increased at the discretion of the Board of Directors. His salary for 2013 is $371,400 and his target annual incentive bonus is 33% of his base salary. Mr. Lehmann also received options to purchase shares of Common Stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Mr. Lehmann has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of six months thereafter, he is restricted from, among other things, competing with us.

Dr. Robert Deans. On October 3, 2003, we entered into a four-year employment agreement with Dr. Robert Deans to serve initially as Vice President of Regenerative Medicine. The agreement automatically renews for subsequent one-year terms on October 3 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Deans was entitled to an initial base salary of $200,000, which may be increased at the discretion of the Board of Directors, and an annual discretionary incentive bonus of up to 30% of his base salary. His salary for 2013 is $318,000 and his target annual incentive bonus is 30% of his base salary. Dr. Deans also received options to purchase shares of Common Stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Deans has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of six months thereafter, he is restricted from, among other things, competing with us.

Equity Compensation Plans

In June 2007, we adopted two equity compensation plans, which authorize the Board of Directors, or a committee thereof, to provide equity-based compensation in the form of stock options, restricted stock, RSUs and other stock-based awards, which are used to attract and retain qualified employees, Directors and consultants. Equity awards are granted from time to time under the guidance and approval of the Compensation Committee. Total awards under these plans, as amended, are currently limited to 5,500,000 shares of Common Stock, of which 1,362,258 shares remain available for issuance, but if Proposal Four is approved by our stockholders at the Annual Meeting, then the amount would increase to 11,500,000 shares of Common Stock, of which 7,362,258 shares would be available for issuance.

401(k) Plan

We have a tax-qualified employee savings and retirement plan, also known as a 401(k) plan that covers all of our employees. Under our 401(k) plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $17,000 in 2012, and have the amount of the reduction contributed to the 401(k) plan. The trustees of the 401(k) plan, at the direction of each participant, invest the assets of the 401(k) plan in designated investment options. We may make matching or profit-sharing contributions to the 401(k) plan in amounts to be determined by the Board of Directors. We made matching contributions to the 401(k) plan during fiscal 2012 at a maximum rate of fifty cents for every dollar of the first 6% of participant contributions, up to a dollar maximum of $3,000 per participant, which amounted to approximately $97,700 in 2012. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn, and so that any contributions we make will be deductible when made.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth outstanding options held by our named executive officers at December 31, 2012.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($)(e)	Option Expiration Date (f)
Gil Van Bokkelen	712,500	0	$5.00	June 8, 2017	(1)
	25,000	0	$5.28	December 23, 2019	(2)
Laura Campbell	200,000	0	$5.00	June 8, 2017	(1)
	17,500	0	$5.28	December 23, 2019	(2)
William (BJ) Lehmann	400,000	0	$5.00	June 8, 2017	(1)
	22,500	0	$5.28	December 23, 2019	(2)
John Harrington	700,000	0	$5.00	June 8, 2017	(1)
	22,500	0	$5.28	December 23, 2019	(2)
Robert Deans	240,000	0	$5.00	June 8, 2017	(1)
	20,000	0	$5.28	December 23, 2019	(2)

(1)	These options were granted on June 8, 2007, vested at a rate of 40% on the grant date and vested 20% in each of the three years thereafter (on a quarterly basis), and were fully exercisable on June 8, 2010.
(2)	These options were granted on December 23, 2009, vested at a rate of 25% per quarter and were fully exercisable on December 24, 2010.

2012 Options Exercised and Stock Vested

None of our named executive officers exercised any stock options during 2012. As of December 31, 2012, our named executive officers did not have any other stock awards other than options.

Potential Payments Upon Termination or Change in Control

Under their employment agreements, the named executive officers may be entitled to certain potential payments upon termination. In the event that an executive officer is terminated without cause or terminates employment for good reason, as defined in the agreements, we would be obligated to pay full base salary and other benefits for a defined period, subject to mitigation related to other employment. For Dr. Gil Van Bokkelen and Dr. John Harrington, the defined payment period is 18 months and, for all other executive officers, the period is six months. We would also be obligated to continue the participation of Dr. Gil Van Bokkelen and Dr. John Harrington in all other medical, life and employee “welfare” benefit programs for a period of eighteen months at our expense, to the extent available and possible under the programs.

The agreements define “cause” to mean willful and continuous neglect of such executive officer’s duties or responsibilities or willful misconduct by the executive officer that is materially and manifestly injurious to Athersys. “Good reason” includes, among other things, demotion, salary reduction, relocation, failure to provide an executive officer with adequate and appropriate facilities and termination by the executive officer within 90 days of a change in control. A “change in control” occurs when (1) a person or group of persons purchases 50% or more of our consolidated assets or a majority of our voting shares, or (2) if, following a public offering, the directors of Athersys immediately following the offering no longer constitute a majority of the Board of Directors. Upon a change in control, or if the named executive officer should die or become permanently disabled, all unvested stock options become immediately vested and exercisable. As of December 31, 2012, none of the named executive officers held unvested stock options.

In the event that an executive officer is terminated for cause or as a result of death, we would be obligated to pay full base salary and other benefits, including any unpaid expense reimbursements, through the date of termination, and would have no further obligations to the executive officer. In the event that an executive officer is unable to perform duties as a result of a disability, we would be obligated to pay full base salary and other benefits until employment is terminated and for a period of twelve months from the date of such termination.

Additionally, in 2005, in connection with the restructuring of the Company’s internal programs, the Board established the 2005 Incentive Program to promote retention and motivation of our named executive officers. During 2013, the Compensation Committee approved arrangements whereby the named executive officers would agree to terminate the 2005 Incentive Program in return for one-time grants of RSUs and the ability to receive annual grants under the Amended LTIP.

The table below reflects the amount of compensation payable to each named executive officer in the event of termination of such executive’s employment, pursuant to such executive’s employment agreement. The amounts shown assume that such termination was effective as of December 31, 2012 and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to executives upon their termination.

	Executive Benefit and Payments Upon Separation	Termination Without Cause or Voluntary For Good Reason
Gil Van Bokkelen	Cash Severance Payment	$645,000
	Continuation of Benefits	$26,120

	Total	$671,120

William (BJ) Lehmann, Jr.	Cash Severance Payment	$179,425
	Continuation of Benefits	—

	Total	$179,425

John Harrington	Cash Severance Payment	$535,674
	Continuation of Benefits	$26,120

	Total	$561,794

Robert Deans	Cash Severance Payment	$153,750
	Continuation of Benefits	$—

	Total	$153,750

Laura Campbell	Cash Severance Payment	$115,781
	Continuation of Benefits	$—

	Total	$115,781

(1)	Does not include any amounts payable upon a change in control pursuant to the 2005 Incentive Program.

Director Compensation Table for 2012

The following table summarizes compensation paid to our non-employee Directors in 2012:

Name(a)	Fees Earned or Paid in Cash ($)(b)	Option Awards ($)(1)(d)	Total ($)(h)
Lee E. Babiss	$51,000	$21,450	$72,450
Ismail Kola	$45,000	$21,450	$66,450
George M. Milne, Jr.	$27,750	$—	$27,750
Lorin J. Randall	$68,000	$21,450	$89,450
Kenneth H. Traub	$22,500	$42,900	$65,400
Jack L. Wyszomierski	$55,500	$21,450	$76,950

(1)	Amounts in column (d) do not necessarily reflect compensation actually received by our Directors. The amounts in column (d) reflect the full grant date fair value of the equity awards made during the fiscal year ended December 31, 2012, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to the 2012 audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Directors had option awards outstanding as of December 31, 2012 for shares of Common Stock as follows: Lee Babiss — 105,000; Ismail Kola 105,000; Lorin Randall — 75,000; Kenneth Traub — 30,000; and Jack Wyszomierski — 105,000.

Under our Director compensation program for non-employee Directors, new Directors receive an initial stock option grant to purchase 30,000 shares of Common Stock at fair market value on the date of grant, which vests at a rate of 50% in the first year (on a quarterly basis) and 25% in each of the two years (on a quarterly basis) thereafter.

Additionally, the non-employee Directors receive annually an option award to purchase 15,000 shares of Common Stock at fair market value on the date of grant, which vests quarterly over a one-year period, with such anniversary awards issued in June of each year in connection with our annual stockholder meeting. In June 2012, Directors Babiss, Kola, Randall and Wyszomierski each received an anniversary stock option award, and Mr. Traub received an initial stock option grant. All initial and anniversary stock option awards granted to non-employee Directors have a term of ten years and upon the termination of the Director’s service, the Director has 18 months in which to exercise the vested portion of his options prior to forfeiture.

Our Directors receive annual cash compensation retainers as set forth below:

Board Member	$40,000
Audit Committee — Chairman	$15,000
Audit Committee — Member	$7,500
Compensation Committee — Chairman	$10,000
Compensation Committee — Member	$5,000
Nominations and Corporate Governance Committee — Chairman	$6,000
Nominations and Corporate Governance Committee — Member	$3,000

These annual retainers are paid in quarterly installments and Directors are reimbursed for reasonable out-of-pocket expenses incurred while attending Board and committee meetings.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section above and based on this review, has recommended to the Athersys Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Compensation Committee

Board of Directors

Lee E. Babiss

Lorin J. Randall

Jack W. Wyszomierski

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of March 31, 2013 by:

•	each person known by us to beneficially own more than 5% of our Common Stock;

•	each of our Directors;

•	each of the executive officers named in the Summary Compensation Table; and

•	all of our Directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that could be issued upon the exercise of outstanding options and warrants held by that person that are exercisable within 60 days of March 31, 2013 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.

Percentage ownership calculations for beneficial ownership for each person or entity are based on 54,381,937 shares of Common Stock outstanding as of March 31, 2013.

Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares	Percent of Class
Greater Than 5% Stockholders
Sabby Healthcare Volatility Master Fund, Ltd.(1)	4,519,100	8.3%
Perceptive Advisors LLC(2)	4,456,797	8.2%
First Eagle Investment Management, LLC(3)	4,207,600	7.8%
Aspire Capital Fund, LLC(4)	2,811,200	5.2%
AMP&A Management III, LLC and affiliates(5)	2,767,900	5.1%
Directors, Director Nominees and Executive Officers
Gil Van Bokkelen(6)	976,989	1.8%
Lee Babiss(7)	91,875	*
John Harrington(8)	819,144	1.5%
Ismail Kola(9)	91,875	*
Lorin Randall(10)	69,375	*
Kenneth Traub(11)	11,250	*
Jack Wyszomierski(12)	96,563	*
Laura Campbell(13)	250,563	*
Robert Deans(14)	267,500	*
William (BJ) Lehmann, Jr.(15)	429,400	*
All Directors and executive officers as a group (10 persons)	3,104,534	5.7%

*	Less than 1%.
(1)	A Schedule 13G/A filed with the SEC on January 28, 2013 reported that Sabby Healthcare Volatility Master Fund, Ltd., Sabby Management, LLC and Hal Mintz have shared voting power and shared dispositive power over 4,519,100 shares of Common Stock.
(2)	A Schedule 13G/A filed with the SEC on February 13, 2013 reported that Perceptive Advisors LLC, as an investment manager to a private investment fund, and Joseph Edelman, managing member of Perceptive Advisors LLC, have shared voting power and shared dispositive power over 4,456,797 shares of Common Stock.

(3)	A Schedule 13G filed with the SEC on February 11, 2013 reported that First Eagle Investment Management, LLC, or FEIM, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 4,207,600 shares of Common Stock as a result of acting as investment adviser to various FEIM clients.
(4)	A Schedule 13G filed with the SEC on January 23, 2013 reported that Aspire Capital Fund, LLC, which we refer to as Aspire Capital, has direct beneficial ownership of 2,811,200 shares of Common Stock. Aspire Capital also holds warrants to purchase 1,066,084 shares of Common Stock; however, these warrants are exercisable only if the holder beneficially owns less than 4.99% of the outstanding shares of Common Stock and, therefore, the shares underlying these warrants are not beneficially owned by Aspire Capital as of the date hereof. Aspire Capital Partners, LLC, or Aspire Partners, as the managing member of Aspire Capital, SGM Holdings Corp., or SGM, as the managing member of Aspire Partners, Steven G. Martin, the president and sole shareholder of SGM and a principal of Aspire Partners, Erik J. Brown, the president and sole shareholder of Red Cedar Capital Corporation, or Red Cedar, and a principal of Aspire Partners, and Christos Komissopoulos, the president and sole shareholder of Chrisko Investors, Inc., or Chrisko, and a principal of Aspire Partners, may be deemed to have shared voting and investment power over shares of Common Stock owned by Aspire Capital. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown and Mr. Komissopoulos disclaims beneficial ownership of the shares of Common Stock held by Aspire Capital. The address for Aspire Capital and its affiliates is 155 North Wacker Drive, Suite 1600, Chicago, Illinois 60606. In the first quarter of 2013, we issued an aggregate of 1,323,305 shares of Common Stock to Aspire Capital pursuant to our Common Stock Purchase Agreement with Aspire Capital. Assuming Aspire Capital still had beneficial ownership, as of March 31, 2013, of the shares of Common Stock reported on the Schedule 13G and issued during the first quarter of 2013, Aspire Capital would have beneficial ownership of 4,134,505 shares of Common Stock, or 6.8% of the 54,381,937 shares of Common Stock outstanding as of March 31, 2013.
(5)	A Schedule 13G filed with the SEC on November 5, 2012 reported that AMP&A Management III, LLC, a Delaware limited liability company, or AMP&A Management, and A.M. Pappas & Associates, LLC, a North Carolina limited liability company, or Pappas, have shared voting and dispositive power over 2,767,900 shares of Common Stock. AMP&A Management is the general partner of each of two funds: A.M. Pappas Life Science Ventures III, LP, a Delaware limited partnership that directly owns 2,605,889 shares, and PV III CEO Fund, LP, a Delaware limited partnership that directly owns 162,011 shares. AMP&A Management has a management agreement with Pappas whereby Pappas provides management services for the funds. Due to its arrangements with the funds, Pappas’s investment committee has sole power to vote or to direct the vote of, and sole power to dispose or to direct the disposition of, all shares owned by the funds. By virtue of these relationships, each of AMP&A Management and Pappas may be deemed to beneficially own the 2,767,900 shares owned by the funds.
(6)	Also includes vested options for 737,500 shares of Common Stock at a weighted average exercise price of $5.01 per share.
(7)	Includes vested options for 91,875 shares of Common Stock at a weighted average exercise price of $2.90 per share.
(8)	Includes vested options for 722,500 shares of Common Stock at a weighted average exercise price of $5.01 per share.
(9)	Includes vested options for 91,875 shares of Common Stock at a weighted average exercise price of $2.63 per share.
(10)	Includes vested options for 69,375 shares of Common Stock at a weighted average exercise price of $2.12 per share.
(11)	Includes vested options for 11,250 shares of Common Stock at a weighted average exercise price of $1.43 per share.
(12)	Includes vested options for 96,563 shares of Common Stock at a weighted average exercise price of $2.84 per share.
(13)	Includes vested options for 217,500 shares of Common Stock at a weighted average exercise price of $5.02 per share.
(14)	Includes vested options for 260,000 shares of Common Stock at a weighted average exercise price of $5.02 per share.
(15)	Includes vested options for 422,500 shares of Common Stock at a weighted average exercise price of $5.01 per share.

Equity Compensation Plan Information. The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2012, unless otherwise indicated.

Plan Category	Number of securities to be issued upon exercise of outstanding awards	Weighted- average exercise price of outstanding awards	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plan approved by security holders	3,361,803	$4.30	663,378
Equity compensation plan not approved by security holders(1)	767,195	$4.35	698,880

Total	4,128,998		1,362,258

(1)	Includes 1,075 shares of Common Stock issuable upon exercise of stock options that were assumed by BTHC VI in the Company’s reverse merger in June 2007. The other shares of Common Stock included in this plan category are issued or issuable under our Equity Incentive Compensation Plan. The terms of our Equity Incentive Compensation Plan are substantially similar to the terms of the Current LTIP. For information on the terms of these plans, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Program”, as well as “Compensation Discussion and Analysis – Equity Compensation Plans” in this proxy statement

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act that were furnished to the Company during or with respect to fiscal year 2012 by persons who were, at any time during fiscal year 2012, Directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all filing requirements for reporting persons were met, other than a late Form 4 filing in April for OrbiMed Advisors LLC, OrbiMed Capital GP III LLC and Samuel Isaly, beneficial owners of more than 10% of the outstanding shares of Common Stock, for sales of the Common Stock on April 11, April 12, April 13, April 14, April 15, April 18, April 20, April 21, April 25 and April 26, 2011.

SUBMISSION OF STOCKHOLDER PROPOSALS AND ADDITIONAL INFORMATION.

The Company must receive by January 3, 2014 any proposal of a stockholder intended to be presented at the 2014 annual meeting of stockholders of the Company, which we refer to as the 2014 Annual Meeting, and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2014 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to the Company, 3201 Carnegie Avenue, Cleveland, Ohio 44115 and should be submitted to the attention of the Secretary by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2014 Annual Meeting, which we refer to as Non-Rule 14a-8 Proposals, must be received by the Company by March 19, 2014 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2014 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company.

The Company will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2012, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.

SOLICITATION OF PROXIES

The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview or telephone. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS

The Directors know of no other matters that are likely to be brought before the Annual Meeting. The Company did not receive notice by March 18, 2013 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ William Lehmann, Jr.
William Lehmann, Jr.
Secretary

April 29, 2013

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 18, 2013

This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2012 are available free of charge at http://ir.athersys.com/annuals.cfm. We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2012, as filed with the SEC. Requests for such copies should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.

For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please contact the Company’s Vice President of Finance at lcampbell@athersys.com. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the Unites States and Canada.

APPENDIX A

Upon approval of Proposal Three, the provisions of “Section 1. Authorization of Shares” of the Company’s Certificate of Incorporation will be amended as set forth below (strikethrough text indicates text to be deleted; double-underlined text indicates text to be added):

“Section 1. Authorization of Shares.

The total number of shares that the Corporation shall have authority to issue is ~~110,000,000~~160,000,000 shares, consisting of ~~100,000,000~~150,000,000 shares of common stock, having a par value of $.001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, having a par value of $.001 per share (“Preferred Stock”).”

A-1

APPENDIX B

ATHERSYS, INC. LONG-TERM INCENTIVE PLAN

1. Purpose. The purpose of this Long-Term Incentive Plan (the “Plan”) is to attract and retain officers, other employees, Directors, consultants and other independent contractors of Athersys, Inc., a Delaware corporation (the “Company”), and its Subsidiaries and to provide to such persons incentives and rewards for performance.

2. Definitions. As used in this Plan,

(a) “Administrator” means, (i) with respect to awards granted to executive officers of the Company (as defined in Rule 3b-7 under the Exchange Act) and to Non-Employee Directors under Section 9 of this Plan, the Board, and (ii) with respect to awards granted to all other Participants, the Compensation Committee.

(b) “Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(c) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(d) “Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 11 of this Plan, such committee (or subcommittee).

(e) “Change in Control” has the meaning set forth in Section 13 of this Plan.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Common Shares” means the shares of common stock, par value $0.001 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(h) “Company” means Athersys, Inc., a Delaware corporation and its successors.

(i) “Compensation Committee” means the Compensation Committee (or any successor committee) appointed by the Board in accordance with the regulations of the Company consisting of at least three Directors who each qualify as (i) a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act and (ii) an “outside director” within the meaning of Section 162(m) of the Code, and who satisfy any applicable standards of independence under the federal securities and tax laws and the listing standards of the NASDAQ Stock Market or any other national securities exchange on which the Common Shares are listed, as in effect from time to time.

(j) “Covered Employee” means a Participant who is, or is determined by the Board or Compensation Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(k) “Date of Grant” means the date specified by the Administrator on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 10 of this Plan will become effective (which date will not be earlier than the date on which the Administrator takes action with respect thereto).

(l) “Director” means a member of the Board of Directors of the Company.

(m) “Effective Date” means the date of approval of this Plan by the Company’s stockholders.

(n) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Administrator that sets forth the terms and conditions of the awards granted. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, with the approval of the Administrator, need not be signed by a representative of the Company or a Participant.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(p) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is not granted in tandem with an Option Right.

(q) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(r) “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors of the Company and any individual becoming a Director subsequent to the Effective Date whose election, nomination for election by the Company’s stockholders, or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(s) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Administrator, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend credits or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. The Administrator may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following criteria:

•

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development; strategic partnering; research and development; vitality index; market penetration; geographic business expansion goals; cost targets; customer satisfaction; employee satisfaction; management of employment practices and employee benefits; supervision of litigation and information technology; goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures; achievement of drug development milestones; regulatory achievements including approval of a compound; progress of internal research or clinical programs; progress of partnered programs; completing phases of a clinical study (including the treatment phase); announcing or presenting preliminary or final data from clinical studies (in each case whether on particular timelines or generally); timely completion of clinical trials; submission of INDs and NDAs and other regulatory achievements; financing, investor relation, analysts and communication; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; and financing and other capital raising transactions (including sales of the Company’s equity or debt securities);

•

Operations (e.g., economic value-added; productivity; operating efficiency; cost reductions; recruiting and retaining personnel; implementation or completion of projects and processes; internal controls; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures);

•

Cash Flow (e.g., EBITDA; free cash flow; free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions; total cash flow; cash flow in excess of cost of capital or residual cash flow or cash flow return on investment, budget management);

•

Working Capital (e.g., working capital divided by sales; days’ sales outstanding; days’ sales inventory; days’ sales in payables; improvement in or attainment of expense levels or working capital levels);

•	Liquidity Measures (e.g., debt-to-capital; debt-to-EBITDA; total debt ratio; debt reduction);

•

Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues; revenue growth; revenue growth outside the United States; gross margin and gross margin growth; material margin and material margin growth; stock price appreciation; total return to stockholders; sales and administrative costs divided by sales; sales and administrative costs divided by profits);

•

Profits (e.g., operating income; EBIT; EBT; net income, earnings per share; residual or economic earnings; economic profit—these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

•	Profit Margins (e.g., Profits divided by revenues; gross margins and material margins divided by revenues; material margin divided by sales units); and

•	Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, and equity).

If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Compensation Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to a Covered Employee.

(t) “Market Value per Share” means, as of any particular date, the closing sales price of the Common Shares or, as determined by the Administrator, the average closing sales price of the Common Shares over a period of time, either before or after any particular date, of one to ten days, as reported on the NASDAQ Stock Market (including, without limitation, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market, as applicable) or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed or, if not listed on any such other national securities exchange, the NASD OTC Bulletin Board or any other quotation facility on which the Common Shares are quoted. If there is no regular trading market for such Common Shares, the Market Value per Share shall be determined by the Administrator.

(u) “Non-Employee Director” means a Director who is not an employee of the Company or any Subsidiary.

(v) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(w) “Option Price” means the purchase price payable on exercise of an Option Right.

(x) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

(y) “Participant” means a person who is selected by the Administrator to receive benefits under this Plan and who is at the time an officer or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in such capacities within 90 days of the Date of Grant, or who is a consultant or other independent contractor, or a Non-Employee Director who receives Common Shares or an award of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units or other awards under this Plan. The term “Participant” shall also include any person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee.

(z) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(aa) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(bb) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Administrator.

(cc) “Plan” means this Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (as Amended and Restated Effective June 18, 2013), as it may be amended from time to time.

(dd) “Qualified Performance-Based Award” means any award of Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, or other awards contemplated under Section 10 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(ee) “Restricted Stock” means Common Shares granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(ff) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 or Section 9 of this Plan.

(gg) “Restricted Stock Unit” means an award made pursuant to Section 7 or Section 9 of this Plan of the right to receive Common Shares or cash at the end of a specified period.

(hh) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(ii) “Subsidiary” means a corporation, company or other entity (i) at least 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but at least 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, at least 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(jj) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is granted in tandem with an Option Right.

(kk) “Voting Stock” means securities entitled to vote generally in the election of directors.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under Plan.

(i)

Subject to adjustment as provided in Section 12 of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards to

Non-Employee Directors, (F) as other awards contemplated by Section 10 of this Plan, or (G) in payment of dividend equivalents paid with respect to awards made under this Plan, will not exceed in the aggregate 10,035,000 Common Shares (which includes 3,035,000 shares approved for the 2007 Amended and Restated Long-Term Incentive Plan, 1,000,000 shares approved when the Plan was amended and restated effective June 16, 2011 and 6,000,000 shares approved when the Plan was amended effective June 18, 2013), plus any Common Shares relating to awards that expire or are forfeited or cancelled under this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)	Common Shares covered by an award granted under this Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the total number of shares available under this Plan as of a given date shall not be reduced by any shares relating to prior awards that have expired or have been forfeited or cancelled. Upon payment in cash of the benefit provided by any award granted under this Plan, any Common Shares that were covered by that award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) if Common Shares are tendered or otherwise used in payment of the Option Price of an Option Right, the total number of shares covered by the Option Right being exercised shall count against the aggregate plan limit described above; (B) Common Shares withheld by the Company to satisfy the tax withholding obligation shall count against the aggregate plan limit described above; and (C) the number of Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not shares are actually issued to the Participant upon exercise of the Appreciation Right, shall be considered issued or transferred pursuant to this Plan. In the event that the Company repurchases shares with Option Right proceeds, those shares will not be added to the aggregate plan limit described above. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate plan limit described above.

(b) Life of Plan Limits.

(i)	Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 12 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 10,035,000 Common Shares.

(ii)	The number of shares issued as Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other awards under Section 10 of this Plan (after taking into account any forfeitures and cancellations) will not during the life of this Plan in the aggregate exceed 10,035,000 Common Shares.

(iii)	Awards will not be granted under Section 9 and Section 10 of this Plan to the extent they would involve the issuance of more than 10,035,000 shares in the aggregate.

(c) Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 12 of this Plan:

(i)	No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 750,000 Common Shares during any calendar year.

(ii)	No Participant will be granted Qualified Performance-Based Awards of Restricted Stock or Restricted Stock Units, Performance Shares or other awards under Section 10 of this Plan, in the aggregate, for more than 750,000 Common Shares during any calendar year.

(iii)	Notwithstanding any other provision of this Plan to the contrary, in no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $3,000,000.

4. Option Rights. The Administrator may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares. Each such grant will be subject to all of the requirements contained in the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price (or other consideration authorized pursuant to Section 4(d)), (iii) by a combination of such methods of payment, or (iv) by such other methods as may be approved by the Administrator.

(d) The Administrator may determine, at the Date of Grant, that payment of the Option Price of any Option Right (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Shares or other Common Shares that are forfeitable or subject to restrictions on transfer. Unless otherwise determined by the Administrator at the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 4(d), the Common Shares received upon the exercise of the Option Rights shall be subject to the same risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered; provided, however, that such risks of forfeiture or restrictions on transfer shall apply only to the same number of Common Shares received by the Optionee as applied to the forfeitable or restricted Common Shares surrendered by the Optionee.

(e) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(f) To the extent permitted by law, any grant may provide for payment of the Option Price, at the election of the Optionee, in installments, with or without interest, upon terms determined by the Administrator.

(g) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(h) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable. A grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of the retirement, death or disability of a Participant, involuntary termination of a Participant’s employment by the Company without cause, or a Change in Control. Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(i) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(j) The exercise of an Option Right will result in the cancellation on a share—for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(k) No Option Right will be exercisable more than 10 years from the Date of Grant.

(l) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to this Plan and shall contain such terms and provisions, consistent with this Plan, as the Administrator may approve.

5. Appreciation Rights.

(a) The Administrator may also authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Administrator, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Administrator, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights will be subject to all of the requirements contained in the following provisions:

(i)	Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Administrator the right to elect among those alternatives.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Administrator at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)	Any grant may specify that such Appreciation Right may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of a Participant, involuntary termination of a Participant’s employment by the Company other than for cause, or a Change in Control.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)	Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Administrator may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Regarding Free-Standing Appreciation Rights only:

(i)	Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Stock. The Administrator may also authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale will be subject to all of the requirements contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Administrator at the Date of Grant, or may provide that the Restricted Stock will vest upon the achievement of Management Objectives (as provided in Section 6(e) below); provided, however, that if Restricted Stock vests based on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than three years, except that the restrictions may be removed ratably on at least an annual basis during the three year period.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Administrator at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock; provided, however, that notwithstanding subparagraph (c) above, restrictions relating to Restricted Stock that vests upon the achievement of Management Objectives may not terminate sooner than one year from the Date of Grant. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum level, but falls short of maximum achievement of the specified Management Objectives. The grant of Restricted Stock will specify that, before the termination or early termination of restrictions applicable to such Restricted Stock, the Compensation Committee must determine that the Management Objectives have been satisfied; provided, however, that notwithstanding Section 6(c) above, the substantial risk of forfeiture relating to Restricted Stock that vests upon the achievement of Management Objectives may not terminate sooner than one year from the Date of Grant.

(f) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock may provide for the earlier lapse of the substantial risk of forfeiture in the event of the retirement, death or disability of a Participant, involuntary termination of a Participant’s employment by the Company without cause, or a Change in Control.

(g) Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Stock with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Administrator may approve. Unless otherwise directed by the Administrator, (i) all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7. Restricted Stock Units. The Administrator may also authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale will be subject to all of the requirements contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Administrator may specify. If a grant of Restricted Stock Units specifies that the Restriction Period will terminate upon the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (c) below, such Restriction Period may not terminate sooner than one year from the Date of Grant. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level, but falls short of maximum achievement of the specified Management Objectives. The grant of such Restricted Stock Units will specify that, before the termination or early termination of restrictions applicable to such Restricted Stock Units, the Compensation Committee must determine that the Management Objectives have been satisfied.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period will expire ratably during the Restriction Period as determined by the Administrator.

(d) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period in the event of the retirement, death or disability of a Participant, involuntary termination of a Participant’s employment by the Company without cause, or a Change in Control.

(e) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Administrator may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividends or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(f) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Any grant or sale may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Administrator the right to elect among those alternatives.

(g) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Administrator may approve.

8. Performance Shares and Performance Units. The Administrator may also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each such grant will be subject to all of the requirements contained in the following provisions:

(a) Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant, involuntary termination of a Participant’s employment by the Company without cause, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Performance Share or Performance Unit will be such period of time (not less than one year) commencing on the Date of Grant as will be determined by the Administrator at the time of grant, which may be subject to earlier lapse or other modification in the event of the retirement, death or disability of a Participant, involuntary termination of a Participant’s employment by the Company without cause, or a Change in Control.

(c) Any grant of Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a level or levels of achievement and will set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Compensation Committee must determine that the Management Objectives have been satisfied.

(d) Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Administrator the right to elect among those alternatives.

(e) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Administrator at the Date of Grant. Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Administrator at the Date of Grant.

(f) The Administrator may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g) Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Administrator may approve.

9. Awards to Non-Employee Directors. The Administrator may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of Common Shares, Restricted Stock or Restricted Stock Units to Non-Employee Directors. Each grant of an award to a Non-Employee Director will be upon such terms and conditions as approved by the Administrator, will not be required to be subject to any minimum vesting period, and will be evidenced by an Evidence of Award in such form as will be approved by the Administrator. Each grant will specify in the case of an Option Right, an Option Price per share, and in the case of a Free-Standing Appreciation Right, a Base Price per share, which will not be less than the Market Value per Share on the Date of Grant. Each Option Right and Free-Standing Appreciation Right granted under this Plan to a Non-Employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided. If a Non-Employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-Employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Administrator, all or any portion of their annual retainer, meeting fees or other fees in Common Shares, Restricted Stock, Restricted Stock Units or other awards under this Plan in lieu of cash.

10. Other Awards.

(a) The Administrator may, subject to limitations under applicable law, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Administrator, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Administrator shall determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Administrator shall determine.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10 of this Plan.

(c) The Administrator may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Administrator.

11. Administration of the Plan.

(a) This Plan will be administered by the Administrator. To the extent the Compensation Committee is the Administrator, the Compensation Committee may from time to time delegate all or any part of its authority under this Plan to any subcommittee thereof. To the extent of any such delegation, references in this Plan to the Administrator will be deemed to be references to such subcommittee. A majority of the Administrator (or subcommittee) will constitute a quorum, and the action of the members of the Administrator (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Administrator (or subcommittee).

(b) The interpretation and construction by the Administrator of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other awards pursuant to Section 10 of this Plan and any determination by the Administrator pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Administrator will be liable for any such action or determination made in good faith.

(c) The Administrator or, to the extent of any delegation as provided in Section 11(a), the subcommittee, may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Administrator, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Administrator, the subcommittee or such person may have under this Plan. The Administrator or the subcommittee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Administrator or the subcommittee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Administrator or the subcommittee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Administrator in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) shall report periodically to the Administrator or the subcommittee, as the case may be, regarding the nature and scope of the awards granted pursuant to the authority delegated.

12. Adjustments. The Compensation Committee shall make or provide for such adjustments in the numbers of Common Shares authorized under this Plan, subject to limits contained in Section 3 of this Plan, and covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price, and in the kind of shares covered thereby, as the Compensation Committee, in its sole discretion may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any Change in Control, merger, consolidation, spin-off, split—off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Compensation Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Compensation Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(b) will be made only if and to the extent that (i) such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail so to qualify and (ii) such adjustment would not result in negative tax consequences under Section 409A of the Code. Without limiting the generality of the foregoing, in the event that the Company issues warrants or other rights to acquire Common Shares on a pro rata basis to all stockholders, the Compensation Committee shall make such adjustments in the number of Common Shares authorized under this Plan and in the limits contained herein as it may deem to be equitable, including, without limitation, proportionately increasing the number of authorized Common Shares or any such limit.

13. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Administrator in an Evidence of Award made under this Plan, a “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:

(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:

(i)	for purposes of this Section 13(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 13(c) below;

(ii)	a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 35% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(iii)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 35% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns less than 35% of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

(b) a majority of the Board ceases to be comprised of Incumbent Directors; or

(c) the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (i) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Person (other than the Company, such entity resulting from such Business Transaction or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 13(c) above.

14. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Administrator may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Administrator may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

15. Transferability.

(a) Except as otherwise determined by the Administrator, no Option Right, Appreciation Right or other derivative security granted under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution. Except as otherwise determined by the Administrator, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b) The Administrator may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Administrator) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, the Company shall withhold such Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the Shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other Common Shares held by such Participant. The shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Common Shares on the date the benefit is to be included in Participant’s income. In no event shall the Market Value per Share of the Common Shares to be withheld and/or delivered pursuant to this Section 16 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the NASDAQ Stock Market or, if the Common Shares are not traded on the NASDAQ Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 12 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Company’s stockholders.

(c) If permitted by Section 409A of the Code and Section 162(m), but subject to the paragraph that follows, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Administrator may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

Subject to Section 18(b) hereof, the Administrator may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, involuntary termination of the Participant’s employment by the Company without cause, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Board will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 12 above, no such amendment shall impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19. Governing Law. The Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grant will be made under this Plan more than 10 years after the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

21. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Administrator may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) Any Evidence of Award may provide, in the event that the Participant engages in any activity that is detrimental to the Company (as such activity may be defined in any Evidence of Award): (i) for the forfeiture of any award granted under this Plan, (ii) that the Participant return to the Company any Common Shares that the Participant has not disposed of that were offered pursuant to this Plan, and/or (iii) that the Participant pay to the Company in cash the difference between any amount actually paid by a Participant for any Common Shares received under this Plan that the Participant has disposed of and the Market Value per Share of the Common Shares on the date the Participant acquired the Common Shares under this Plan.

(e) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board or Compensation Committee, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(f) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(g) No Participant shall have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(h) The Administrator may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(i) Participants shall provide the Company with a written election form setting forth the name and contact information of the person who will have beneficial ownership rights upon the death of the Participant.

(j) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Board or Compensation Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Administrator, it shall be stricken and the remainder of this Plan shall remain in full force and effect.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on June 18, 2013.
Vote by Internet • Go to www.investorvote.com/ATHX • Or scan the QR code with your smartphone • Follow the steps outlined on the secured website

Vote by telephone
Using a black ink pen, mark your votes with an as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE 7 LISTED DIRECTOR NOMINEES, FOR PROPOSALS 2, 3, 4 AND 5 AND 1 YEAR FOR PROPOSAL 6.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Gil Van Bokkelen	☐	☐	02 - John J. Harrington	☐	☐	03 - Lee E. Babiss	☐	☐
	04 - Ismail Kola	☐	☐	05 - Kenneth H. Traub	☐	☐	06 - Lorin J. Randall	☐	☐
	07 - Jack L. Wyszomierski	☐	☐

		For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending Dec. 31, 2013.		☐	☐	☐	3. Approval of an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock to 150,000,000.	☐	☐	☐
		For	Against	Abstain		For	Against	Abstain
4. Approval of the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (Amended and Restated Effective June 18, 2013).		☐	☐	☐	5. Approval, on a non-binding advisory basis, of named executive officer compensation.	☐	☐	☐

	1 year	2 years	3 years	Abstain
6. Recommendation, by non-binding advisory vote, of the frequency of named executive officer compensation votes.	☐	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly voting your shares using one of the three voting methods outlined on this card.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — Athersys, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

FOR THE ANNUAL STOCKHOLDERS MEETING ON JUNE 18, 2013.

The undersigned hereby constitutes and appoints Dr. Gil Van Bokkelen, Mr. William Lehmann and Ms. Laura Campbell, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Athersys, Inc. to be held at the Marriott Hotel at KeyCenter, 127 Public Square, Cleveland, Ohio 44114 on June 18, 2013, at 8:00 a.m. EST and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.

SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU VOTE YOUR SHARES USING ONE OF THE THREE VOTING METHODS OUTLINED ON THIS CARD.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

C	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Please check this box	☐
if you plan to attend
the Annual Meeting
of Stockholders.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+